AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
“BPFH”

E.R. TAYLOR INVESTMENTS, INC.
THE “COMPANY”

BOSTON PRIVATE VALUE INVESTORS, INC.
“NEWCO”

AND

THE STOCKHOLDERS OF THE COMPANY IDENTIFIED HEREIN

DATED AS OF JANUARY 5, 2001

AGREEMENT AND PLAN OF MERGER

INDEX

SECTION	1.	SECTION 1. PLAN OF MERGER.
	1.1	The Merger.
	1.2	Exchange Procedures.
	1.3	Fractional Shares
	1.4	Escrow of Shares; Escrow Agreement
	1.5	Effect of Stockholder Approval; Representative

SECTION	2.	CLOSING.
	2.1	Closing
	2.2	Termination of Shareholder Agreements
	2.3	Further Assurances

SECTION	3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES WITH RESPECT TO THE COMPANY
	3.1	Making of Representations and Warranties
	3.2	Organization and Qualification of the Company
	3.3	Capitalization; Beneficial Ownership.
	3.4	Subsidiaries
	3.5	Authority of the Company
	3.6	Real and Personal Property.
	3.7	Assets Under Management.
	3.8	Financial Statements.
	3.9	Taxes.
	3.10	Collectibility of Accounts Receivable
	3.11	Absence of Certain Changes
	3.12	Ordinary Course
	3.13	Banking Relations
	3.14	Intellectual Property.
	3.15	Contracts
	3.16	Litigation
	3.17	Compliance with Laws
	3.18	Insurance
	3.19	Powers of Attorney
	3.20	Finder’s Fee
	3.21	Business; Registrations.
	3.22	Corporate Records; Copies of Documents
	3.23	Transactions with Interested Persons
	3.24	Employee Benefit Programs.
	3.25	List of Directors, Officers and Employees.
	3.26	Non-Foreign Status
	3.27	Transfer of Shares
	3.28	Stock Repurchase
	3.29	Code of Ethics
	3.30	Hart-Scott-Rodino Representation
	3.31	Pooling Accounting
	3.32	Disclosure

SECTION	4.	SEVERAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.
	4.1	Company Shares
	4.2	Authority
	4.3	Finder’s Fee
	4.4	Investment Advisory Representation
	4.5	Agreements.
	4.6	Employment Data
	4.7	Good Health
	4.8	Investment Representation.

SECTION	5.	COVENANTS OF THE COMPANY PARTIES
	5.1	Making of Covenants and Agreements
	5.2	Client Consents.
	5.3	Authorizations.
	5.4	Authorization from Others
	5.5	Conduct of Business
	5.6	Financial Statements
	5.7	Preservation of Business and Assets
	5.8	Observer Rights and Access
	5.9	Notice of Default
	5.10	Consummation of Agreement
	5.11	Cooperation of the Company and Stockholders
	5.12	No Solicitation of Other Offers
	5.13	Confidentiality
	5.14	Tax Returns
	5.15	Policies and Procedures
	5.16	Subsidiaries; Investments in Other Persons
	5.17	Employee Programs
	5.18	Pooling Accounting
	5.19	Affiliate Agreements

SECTION	6.	REPRESENTATIONS AND WARRANTIES OF BPFH.
	6.1	Making of Representations and Warranties
	6.2	Organization of BPFH and Newco.
	6.3	Authority of BPFH and Newco.
	6.4	Litigation
	6.5	Finder’s Fee
	6.6	SEC Reports
	6.7	Shares

SECTION	7.	COVENANTS OF BPFH
	7.1	Making of Covenants and Agreement
	7.2	Confidentiality
	7.3	Cooperation of BPFH
	7.4	Affiliate Agreements
	7.5	Pooling Accounting
	7.6	Notice of Default

SECTION	8.	CONDITIONS TO THE OBLIGATIONS OF BPFH.
	8.1	Litigation; No Opposition
	8.2	Representations, Warranties and Covenants
	8.3	Advisory Contract Consents
	8.4	Registration as an Investment Adviser
	8.5	Other Approvals
	8.6	Employment Agreements
	8.7	Non Solicitation/Non Disclosure Agreements
	8.8	Working Capital and Cash
	8.9	Delivery
	8.10	Pooling Matters
	8.11	Escrow Agreement
	8.12	HSR Act
	8.13	Material Adverse Change
	8.14	Stockholder Agreement

SECTION	9.	CONDITIONS TO OBLIGATIONS OF THE COMPANY PARTIES
	9.1	No Litigation; No Opposition
	9.2	Representations, Warranties and Covenants
	9.3	Advisory Client Consent
	9.4	Registration Rights Agreement
	9.5	Delivery
	9.6	Escrow Agreement
	9.7	HSR Act
	9.8	Other Approvals

SECTION	10.	TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.
	10.1	Termination
	10.2	Effect of Termination
	10.3	Right to Proceed

SECTION	11.	RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.
	11.1	Survival of Representations, Warranties and Covenants
	11.2	Regulatory Filings

SECTION	12.	INDEMNIFICATION.
	12.1	Indemnification by the Stockholders.
	12.2	Limitations on Indemnification by the Company Parties
	12.3	Indemnification by BPFH
	12.4	Limitation on Indemnification by BPFH
	12.5	Notice; Defense of Claims
	12.6	Escrow Shares

SECTION	13.	DEFINITIONS.
	13.1	Definitions

SECTION	14.	MISCELLANEOUS.
	14.1	Fees and Expenses
	14.2	Dispute Resolution
	14.3	Waivers
	14.4	Governing Law
	14.5	Notices
	14.6	Entire Agreement
	14.7	Assignability; Binding Effect
	14.8	Captions and Gender
	14.9	Execution in Counterparts
	14.10	Amendments
	14.11	Publicity and Disclosures
	14.12	Consent to Jurisdiction

EXHIBITS

Exhibit 1.2	-- Letter of Transmittal
Exhibit 1.4	-- Form of Escrow Agreement
Exhibit 5.2	-- Form of Client Consent
Exhibit 5.19	-- Company Affiliate Agreement
Exhibit 7.4	-- Buyer Affiliate Agreement
Exhibit 8.6	-- Form of Employment Agreement
Exhibit 8.7	-- Form of Non-Competition/Non-Solicitation Agreement
Exhibit 8.9(g)	-- Form of Opinion of Counsel to the Company
Exhibit 8.9(h)	-- Transferor’s Certificate of Non-Foreign Status
Exhibit 9.4	-- Form of Registration Rights Agreement
Exhibit 9.5(k)	-- Form of Opinion of Counsel to BPFH

SCHEDULES

Schedule 3.3(a)	-- Options; Rights to Purchase
Schedule 3.3(b)	-- Company Capitalization; Voting Agreements
Schedule 3.5	-- Approvals; Waivers
Schedule 3.6(a)	-- Real Property
Schedule 3.6(b)	-- Personal Property
Schedule 3.7	-- Advisory Contracts; Assets Under Management
Schedule 3.8	-- Financial Statements
Schedule 3.9	-- Taxes
Schedule 3.10	-- Accounts Receivable
Schedule 3.11	-- Adverse Changes
Schedule 3.13	-- Banking Relations
Schedule 3.14	-- Intellectual Property
Schedule 3.15	-- Contracts; Commitments
Schedule 3.18	-- Insurance
Schedule 3.21(a)	-- Clients
Schedule 3.21(b)	-- Investment Adviser Qualification
Schedule 3.21(c)	-- Investment Adviser Representatives
Schedule 3.24	-- Employee Benefits
Schedule 3.25(a)	-- Directors and Officers; Certain Employees
Schedule 3.25(b)	-- Good Health
Schedule 3.25(c)	-- Employment Agreements
Schedule 3.27	-- Share Transfers
Schedule 3.28	-- Repurchases
Schedule 4.1	-- Share Restrictions
Schedule 4.4	-- Charitable Organizations
Schedule 4.6	-- Employment Data
Schedule 5.5	-- Conduct of Business; Exceptions
Schedule 5.19	-- List of Company Affiliates
Schedule 6.3	-- BPFH Approvals; Waivers
Schedule 7.4	-- List of BPFH Affiliates

AGREEMENT AND PLAN OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of January 5, 2001, by and among Boston Private Financial Holdings, Inc., a Massachusetts corporation (“BPFH”), E.R. Taylor Investments, Inc., a Delaware corporation (the “Company”), Boston Private Value Investors, Inc., a Delaware corporation (“Newco”), and the stockholders of the Company listed on the signature pages hereto or who otherwise becomes a party to this Agreement (collectively, the “Stockholders”, and each individually, a “Stockholder”).  The Company and the Stockholders shall collectively be known as the “Company Parties,” and each individually, as a “Company Party.”  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 13.1 hereof.

W I T N E S S E T H

             WHEREAS, the Company is engaged in the business of providing investment management and advisory services to private accounts of high net worth individual investors and institutions;

             WHEREAS, the Stockholders own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of one hundred four thousand nine hundred (104,900) shares of the Company’s Common Stock, no par value (the “Company Common Stock”);

             WHEREAS, BPFH is seeking to build a financial services business focused on high net worth individuals and selected institutions in select regions of the country and believes that the acquisition of the business conducted by the Company would further its business plan in this regard and would provide synergies which would benefit both parties to this transaction;

             WHEREAS, BPFH and the Company desire to effect a combination of their respective businesses through a merger of the Company with and into Newco, a subsidiary of BPFH, in accordance with applicable laws;

             WHEREAS, the Boards of Directors of BPFH, Newco and the Company each have determined that it is in the best interests of their respective stockholders for the Company to merge with and into Newco upon the terms in and subject to the conditions of this Agreement (the “Merger”);

             WHEREAS, Newco and the Company intend that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and that the Merger will be treated as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16; and

             WHEREAS, in order to induce BPFH and Newco to enter into this Agreement, and in order to receive the benefits that will accrue to them upon consummation of the Merger, the Company Parties have agreed to make certain representations, warranties and covenants as set forth herein.

             NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    SECTION 1.    PLAN OF MERGER.

             1.1        The Merger.

             (a)         The Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.1(c) hereof), in accordance with this Agreement and the Delaware General Corporation Law (the “Delaware Law”), the Company shall merge with and into Newco, the separate existence of the Company shall cease and Newco shall continue, as the surviving corporation under the corporate name Boston Private Value Investors, Inc.  Newco, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation,” and Newco and the Company are sometimes referred to collectively herein as the “Constituent Corporations.”

             (b)        Effect of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware Law and all other applicable laws.

             (c)         Consummation of the Merger.  On the Closing Date (as defined in Section 2.1 hereof), the parties hereto shall cause a Certificate of Merger to be filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the Delaware Law.  The Merger shall be effective as of the date of filing of the Certificate of Merger (the “Effective Time”).

             (d)        Certificate of Incorporation.  From and after the Effective Time, the Certificate of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be and become the Certificate of Incorporation of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the Delaware Law.

             (e)         By-Laws.  The By-Laws of Newco, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the Delaware Law.

             (f)         Directors and Officers.  The directors and officers of Newco holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws.

             (g)        Merger Consideration.  The manner of converting or canceling shares of the Company in the Merger shall be as follows:

             (i)          Company Common Stock.  At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares as provided in Section 1.1(g)(ii)) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of BPFH’s common stock, par value $1.00 per share (the “BPFH Common Stock”), that is equal to the Stock Conversion Number (as defined in Section 1.1(g)(vi)), subject to the provisions of Section 1.3 regarding the elimination of fractional shares.  All of the shares of BPFH Common Stock issued in connection with the Merger shall collectively be referred to herein as the “BPFH Common Shares.”

             (ii)         Company Options.  At the Effective Time, each option to purchase shares of Company Common Stock (each, an “Option”) that is outstanding immediately prior to the Effective Time (not to exceed options to purchase 6,218 shares in the aggregate) will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by BPFH and converted into an option (a “BPFH Option”) to purchase that number of shares of BPFH Common Stock determined by multiplying the number of shares of Company Common Stock that are subject to such Option immediately prior to the Effective Time by the Stock Conversion Number, at an exercise price per share of BPFH Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Option immediately prior to the Effective Time divided by the Stock Conversion Number, the quotient of which will be rounded up to the nearest cent; provided, however,that if the foregoing calculation would result in an assumed and converted Option being converted into a BPFH Option that, after aggregating all of the shares of BPFH Common Stock issuable upon the exercise of such BPFH Option, would be exercisable for a fraction of a share of BPFH Common Stock, then the number of shares of BPFH Common Stock subject to such BPFH Option will be rounded down to the nearest whole number of shares of BPFH Common Stock.  None of the Options that are unvested as of the Effective Time shall become vested as a result of the execution and delivery of this Agreement or the consummation of the Merger.  The terms, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code (if applicable) or as a non-qualified stock option, and all other terms and conditions of each Option, as amended (including without limitation the provisions of Company’s 1999 Stock Plan that forms part of the terms and conditions of such Option) that is converted into a BPFH Option in the Merger will (except as otherwise provided in the terms of such Options), to the extent permitted by law, be unchanged and continue in effect after the Effective Time of the Merger.  The pre-Merger employment by the Company or other service of the holder of each Option to the Company shall be credited to such holder for purposes of applying any vesting schedule based on the duration of such holder’s employment or other service contained in the BPFH Option issued to such holder upon the conversion of such Option in the Merger in order to determine the number of shares of BPFH Common Stock that are exercisable under such BPFH Option at any point in time.  This Section 1.1(g)(iii) is intended to meet the requirements of Section 424(a) of the Code and shall be interpreted consistent with such intent.

             (iii)        Company Warrants.  At the Effective Time, each warrant to purchase shares of Company Common Stock (each, a “Warrant”) that is outstanding immediately prior to the Effective Time (not to exceed warrants to purchase 3,000 shares in the aggregate) will, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by BPFH and converted into a warrant (a “BPFH Warrant”) to purchase that number of shares of BPFH Common Stock determined by multiplying the number of shares of Company Common Stock that are subject to such Warrant immediately prior to the Effective Time by the Stock Conversion Number, at an exercise price per share of BPFH Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Warrant immediately prior to the Effective Time divided by the Stock Conversion Number, the quotient of which will be rounded up to the nearest cent; provided, however, that if the foregoing calculation would result in an assumed and converted Warrant being converted into a BPFH Warrant that, after aggregating all of the shares of BPFH Common Stock issuable upon the exercise of such BPFH Warrant, would be exercisable for a fraction of a share of BPFH Common Stock, then the number of shares of BPFH Common Stock subject to such BPFH Warrant will be rounded down to the nearest whole number of shares of BPFH Common Stock.  The terms, exercisability and all other terms and conditions of each Warrant, as amended that is converted into a BPFH Warrant in the Merger will (except as otherwise provided in the terms of such Warrants), to the extent permitted by law, be unchanged and continue in effect after the Effective Time of the Merger; provided, however, that any provisions of such Warrant relating to preemptive rights (Section 9 of each Warrant) or registration rights (Section 8 of each Warrant) shall be void and of no further force and effect after the Merger.

             (iv)       Company Dissenting Shares.  Holders of shares of Company Common Stock who have complied with all requirements for perfecting shareholder appraisal rights, as set forth in Section 262 of the Delaware Law shall be entitled to their rights under the Delaware Law with respect to such shares (“Dissenting Shares”), and Dissenting Shares will not be converted into shares of BPFH Common Stock in the Merger.  Shares of Company Common Stock that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting stockholders’ rights to dissent under the Delaware Law have either (a) not been properly exercised and perfected or (b) with the consent of Company and BPFH, been withdrawn, will, when such dissenting stockholders’ rights can no longer be legally exercised under Delaware Law, be converted into shares of BPFH Common Stock as provided in Section 1.1(g)(i) hereof.

             (v)        Adjustments for Capital Changes.  Notwithstanding the provisions of Section 1.1(g)(i), if at any time after the date this Agreement is duly executed by all parties and prior to the Effective Time, BPFH recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of BPFH Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of BPFH Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of BPFH Common Stock into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares payable in shares of BPFH Common Stock, in shares or securities convertible into shares of BPFH Common Stock or in cash or other property (each, a “Capital Change”), then the BPFH Average Price Per Share (as defined below) will be proportionally and equitably adjusted.

             (vi)       Definitions.  For purposes of this Section 1.1(g) the following definitions apply:

             “BPFH Average Price Per Share” shall be equal to the average closing price per a share of BPFH Common Stock over the thirty (30) calendar days prior to, but not including, the Closing Date; provided, however, that the “BPFH Average Price Per Share shall be equal to (A) $19.49 in the event the foregoing calculation yields a price per a share of BPFH Common Stock greater than $19.49 or (B) $14.41 in the event the foregoing calculation yields a price per a share of BPFH Common Stock less than $14.41.

             “BPFH Merger Stock” means the quotient obtained by dividing (a) the Exchange Value by (b) the BPFH Average Price Per Share, which quotient shall be rounded up to the nearest one hundred thousandth of a cent (seven (7) decimal places).

             “Exchange Value” shall be equal to $10,500,000; provided, however, that if, as of the Closing, the Closing Date Fees constitute less than ninety-four percent (94%) of the Base Fees, then the Exchange Value shall be equal to the product of (A) $10,500,000 multiplied by (B) the quotient determined by dividing the Closing Date Fees by the Base Fees.

             “Stock Conversion Number” means the quotient obtained by dividing (a) the BPFH Merger Stock by (b) the number of outstanding shares of Company Common Stock as of the Closing Date (which shall represent all outstanding equity and rights to receive equity in the Company (including, without limitation, the shares issuable upon exercise of the Warrant, but excluding up to 6,218 shares of Company Common Stock issuable upon exercise of Options outstanding on the date hereof)), which quotient shall be rounded up to the nearest one hundred thousandth of a cent (seven (7) decimal places).

             1.2        Exchange Procedures.

             (a)         At or as soon as practicable after the Effective Time, BPFH shall make available, and each Stockholder of the Company will be entitled to receive, upon surrender to BPFH of one or more certificates (“Company Certificates”) representing shares of Company Common Stock for cancellation with a letter of transmittal in the form attached hereto as Exhibit 1.2, certificates (“BPFH Certificates”) representing the number of shares of BPFH Common Stock (“BPFH Common Shares”) that such Stockholder is entitled to receive pursuant to Section 1.1(g) hereof; provided, however, that the BPFH Certificates representing the Escrow Shares (as defined in Section 1.4 hereof) shall be held in escrow in accordance with Section 1.4 of this Agreement.  The BPFH Common Shares and any cash paid in lieu of fractional BPFH Common Shares (the “Merger Consideration”) that each Stockholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time.  No interest shall accrue on the Merger Consideration.  If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Company Certificates surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to BPFH any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate(s) so surrendered, or shall establish to the satisfaction of BPFH that such tax has been paid or is not applicable.  Notwithstanding the foregoing, neither BPFH nor any other party hereto shall be liable to a holder of Company Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.  Any holder of Company Shares (as defined in Section 4.1 hereof) whose Company Certificate(s) have been lost or stolen shall comply with the instructions set forth in the letter of transmittal (attached hereto as Exhibit 1.2) in order to receive the Merger Consideration.

             (b)        After the Effective Time, there shall be no transfers of any Company Shares on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Company Certificates are presented to the BPFH, they shall be canceled and exchanged in accordance with Sections 1.1(g) and 1.2 hereof, subject to Section 1.1(g) with respect to Dissenting Shares and Section 1.4 with respect to Escrow Shares.

             1.3        Fractional Shares.  No fractional BPFH Common Shares shall be issued in connection with the Merger, but in lieu thereof, the holder of any Company Shares who would otherwise be entitled to receive a fraction of a BPFH Common Share (after aggregating all BPFH Common Shares being issued to such holder in the Merger) shall receive from BPFH promptly after the Effective Time, an amount of cash equal to such fraction multiplied by the BPFH Average Price Per Share.

             1.4        Escrow of Shares; Escrow Agreement.  At the Effective Time (as that term is defined in Section 1.1(c)) of the Merger, BPFH will withhold from the shares of BPFH Common Stock to be issued to Stockholders in the Merger on conversion of their outstanding shares of Company Common Stock pursuant to Section 1.1(g)(i) above a number of such shares of BPFH Common Stock that is equal to ten percent (10%) of the total number of shares of BPFH Common Stock to which the outstanding shares of Company Common Stock have been converted pursuant to Section 1.1(g)(i), rounded down to the nearest whole number of shares to be issued to each Stockholder (such withheld shares of BPFH Common Stock being hereinafter referred to as the “Escrow Shares”) and will deliver certificates representing such Escrow Shares to Brown Brothers Harriman & Co. or a similar institution, as escrow agent (the “Escrow Agent”), together with related stock transfer powers, to be held by the Escrow Agent as security for the Stockholders’ indemnification obligations under Section 12.1 and pursuant to the provisions of an escrow agreement in substantially the form of Exhibit 1.4 attached hereto (the “Escrow Agreement”) to be entered into on or prior to the Closing by BPFH, the Escrow Agent and the Representative (as defined below).  The Escrow Shares will be withheld from each Stockholder pro rata in the same proportion as the total number of shares of BPFH Common Stock issuable to such Stockholder under Section 1.1(g)(i) bears to the total number of shares of BPFH Common Stock issued to all Stockholders under Section 1.1(g)(i), will be represented by a certificate or certificates issued in the names of each of the Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period commencing on the Effective Time and ending on the first (1st) anniversary of the Effective Time or on such later date as may be provided in the Escrow Agreement in order to permit the resolution of any claim made prior to the first (1st) anniversary of the Effective Time (the “Escrow Period”).

             1.5        Effect of Stockholder Approval; Representative.  Upon the approval of the Merger, each of the Stockholders shall be conclusively deemed to have consented to, approved and agreed to be personally bound by:  (i) the Escrow Agreement; (ii) the appointment of Sherwood T. Small and Kenneth DeWitt as the representatives of Stockholders (the “Representatives”) under the Escrow Agreement and as the attorneys-in-fact and agents for and on behalf of each Stockholder as provided in the Escrow Agreement; and (iii) the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives under the Escrow Agreement, including, without limitation, the exercise of the power to:  (a) authorize delivery to BPFH of Escrow Shares in satisfaction of indemnity claims by a BPFH Indemnified Party with respect to claims for indemnification pursuant to Article XII hereof and/or the Escrow Agreement; (b) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (c) arbitrate, resolve, settle or compromise any claim for indemnification by a BPFH Indemnified Party made pursuant to Article XII; and (d) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing.  The Representatives shall have authority and power to act on behalf of each Stockholder with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims for indemnification by a BPFH Indemnified Party under Article XII hereof or governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Stockholders are treated in the same manner.  The Stockholders will be bound by all actions taken and documents executed by a Representative in connection with the Escrow Agreement, and BPFH shall be entitled to rely on any action or decision of a Representative.  In performing the functions specified in this Agreement and the Escrow Agreement, the Representatives shall not be liable to any Stockholder in the absence of gross negligence or willful misconduct on the part of the Representatives.  Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Stockholders to the Representatives out of the Escrow Shares pro rata in proportion to their respective percentage interests in the Escrow Shares, to the extent that any Escrow Shares continue to be owned by Stockholders following expiration of the Escrow Period and satisfaction of all claims made or asserted by a BPFH Indemnified Party under the Escrow Agreement and in cash pro rata in proportion to their respective percentage interests in the Escrow Shares to the extent that any such costs and expenses exceed the available Escrow Shares.  This Agreement shall not make any Representative liable for any amounts owed by any of the Stockholders under, or other obligations undertaken by any of the Stockholders in, this Agreement or any other agreement entered into by the Stockholders in connection with the transactions contemplated hereby (all such amounts and obligations being referred to collectively as the “Stockholders’ Obligations”), it being expressly agreed and understood by BPFH that the Stockholders’ Obligations are the full and complete obligations of the Stockholders.  Any action taken or determination made by any Representative in his capacity as such is taken or made on behalf of and for the account of the Stockholders, and not in any individual or other capacity.

SECTION 2. CLOSING.

             2.1        Closing .  The closing of the transactions provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Goodwin, Procter & Hoar  LLP at Exchange Place, Boston, Massachusetts at 10:00 a.m. local time on the closing date, which shall be five (5) business days after the fulfillment or waiver of each of the conditions set forth in Sections 8 (other than Section 8.9) and 9 (other than Section 9.5) hereof or at such other place, or an earlier or later date or time as may be mutually agreed upon by BPFH and the Company (the “Closing Date”).

             2.2        Termination of Shareholder Agreements.  Each of the Company Parties hereby agrees that (i) the Shareholders’ Agreement dated as of December 29, 1992 by and among the Company and certain stockholders of the Company named therein, (ii) the Preemptive Rights Agreement dated as of December 29, 1992 by and between the Company and John Hou, (iii) the Registration Rights Agreement dated as of December 29, 1992 by and among the Company and the other parties named therein, (iv) the Supplemental Stock Purchase Agreement dated as of December 29, 1992 by and among the Company and the other parties named therein and (v) all other similar agreements containing preemptive rights, registration rights, co-sale rights, voting rights or rights of first refusal between the Company and other person or entity shall terminate on the Closing Date and be of no further force and effect after the Closing.

             2.3        Further Assurances.  The Company shall, and the Stockholders shall use all commercially reasonable efforts to cause the Company to, from time to time after the Closing, at the request of BPFH and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as BPFH may reasonably require to more effectively transfer and assign to, and vest in, Newco the business and assets currently held by the Company and all rights thereto, and to fully implement the provisions of this Agreement.

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES WITH RESPECT TO THE
COMPANY

             3.1        Making of Representations and Warranties.  As a material inducement to BPFH to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Stockholders jointly and severally hereby make to BPFH the representations and warranties contained in this Section 3; provided, however, that the Company jointly with each of the Stockholders, but each of the Stockholders severally and not jointly, makes the representations set forth in Sections 3.3(b), 3.16 (to the extent such representation relates to such Stockholder) and 3.27 hereof.

             3.2        Organization and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted.  The copies of the Company’s certificate of incorporation, as amended and restated to date (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware, and of the Company’s By-Laws, as amended to date, certified by the Company’s Secretary, and heretofore delivered to BPFH’s counsel, are complete and correct, and no amendments thereto are pending.  The Company is not in violation of any term of its Certificate of Incorporation or By-Laws.  The Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification except where the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect on the Company.

             3.3        Capitalization; Beneficial Ownership.

             (a)         The authorized capital stock of the Company consists only of two hundred thousand (200,000) shares of Common Stock, no par value, of which one hundred and four thousand nine hundred (104,900) shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable and of which ninety-five thousand one hundred (95,100) shares are authorized but unissued.  Except as set forth on Schedule 3.3(a), there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company.  None of the Company’s capital stock has been issued in violation of any federal or state law.  The Company has not repurchased any shares of its capital stock from any holder thereof since its inception.

             (b)        Each of the Stockholders owns beneficially and of record the shares of the Company’s capital stock set forth opposite such Stockholder’s name on Schedule 3.3(b) hereto, free and clear of any Claims.  The Stockholders are the only beneficial or record holders of the Company’s capital stock, and the capital stock shown on Schedule 3.3(b) are the only shares of capital stock of the Company held by each Stockholder or with respect to which such Stockholder has any rights.  Except as set forth in Schedule 3.3(b) attached hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company’s capital stock to which the Company or any of the Stockholders is a party.

             3.4        Subsidiaries .  The Company has no, nor has it ever had any, subsidiaries or investments in any other Person.

             3.5        Authority of the Company.  The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument contemplated by this Agreement have been duly authorized by all necessary action of the Company and the Stockholders, and no other action on the part of the Company or the Stockholders is required in connection therewith.

             This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to, or as contemplated by, this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms.  The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument:

             (i)          does not and will not violate any provision of the Certificate of Incorporation or By-laws of the Company, each as amended to date;

             (ii)         does not and will not violate any laws of the United States, or any state or other jurisdiction (domestic or foreign) applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified on Schedule 3.5 hereto; and

             (iii)        does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company’s assets or any Persons’s interest in the Company, except as specifically identified on Schedule 3.5 hereto;

provided, however, that the representations in clauses (ii) and (iii) shall not apply to investment advisory agreements to the extent that receipt of consents from a party to such agreement is contemplated by Section 5.2 hereof.

             3.6        Real and Personal Property.

             (a)         Real Property.  All of the real property owned or leased by the Company is identified on Schedule 3.6(a) (herein referred to as the “Owned Real Property” or the “Leased Real Property,” as the case may be, or collectively as the “Real Property”).

             (i)          Title.  The Company has good, clear, record and marketable title to all the Owned Real Property, free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title (collectively, “Encumbrances”), other than:

             (A)       Encumbrances specifically set forth and described in any of the Schedules to this Agreement,

             (B)        easements, covenants, restrictions and similar encumbrances that do not interfere with the use of the Owned Real Property as currently used and improved or its compliance with law,

             (C)        minor encroachments that do not adversely affect the value or use of the Owned Real Property as currently used and improved or its compliance with law.

((A), (B) and (C) are collectively referred to as “Permitted Encumbrances”).

             (ii)         Status of Leases.  All leases of Leased Real Property by the Company are identified on Schedule 3.6(a), and true and complete copies thereof have been delivered to BPFH.  Each of said leases has been duly authorized and executed by the parties thereto and is in full force and effect.  The Company is not in material default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default.  To the knowledge of the Company Parties, the other party to each of said leases is not in material default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a material default.  After giving effect to the Closing, each lease identified on Schedule 3.6(a) will be valid and effective in accordance with its terms, with Newco having succeeded to all the rights and obligations of the Company thereunder.

             (iii)        Consents.  Except as set forth in Schedule 3.6(a), no notice, consent or approval is required with respect to the transactions contemplated by this Agreement to or from the other parties to any lease of Leased Real Property, to or from the holder of any Encumbrance on any Owned Real Property, or from any regulatory authority, no notice to or filing with any regulatory authority is required in connection therewith, and to the extent that any such notices, consents, approvals or filings are required, the Company will give, obtain or complete them on or before the Closing Date.

             (iv)       Condition of Real Property.  Except as set forth in Schedule 3.6(a), to the Company’s knowledge, there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair and have been well maintained. None of the Real Property is located in an area designated by any governmental authority as being within a flood plain or subject to special flood or other hazards.  All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current operation of the Real Property have been connected under valid permits and pursuant to valid easements where required, and are to the Company’s knowledge, sufficient to service the Real Property and are in good operating condition.  All utility charges with respect to the Real Property are current. The Company does not have knowledge of any fact, condition or proceeding which would result in the termination or impairment of the furnishing of, or any increase in rates for, services to any of the Real Property of water, sewer, gas, electric, telephone, drainage or other services, except ordinary and usual rate increases applicable to all consumers (or all consumers of a certain class) of such services.  The facilities servicing the Real Property as now used by the Company are in compliance in all material respects with all material applicable governmental statutes, ordinances, rules and regulations.

             (v)        Compliance with the Law.  Except as set forth on Schedule 3.6(a), the Company has not received any written notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Real Property that has not been heretofore corrected and no such violation exists which could be reasonably expected to have a Material Adverse Effect on the Company.  All improvements located on or constituting part of the Real Property and their use and operation by the Company were and are now in compliance in all material respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, expect as set forth in Schedule 3.6(a).  Except as set forth on Schedule 3.6(a), no approval or consent to the transactions contemplated by this Agreement is required of any governmental or other authority with jurisdiction over any aspect of the Real Property or its use or operations.  The Company has not received any written notice of any real estate tax deficiency or assessment and, to the Company’s knowledge, there is no proposed deficiency, claim or assessment with respect to any of the Real Property, or any pending or threatened condemnation thereof.

             (vi)       Government Approvals.  The Company has not received any written notice of and the Company does not have any knowledge of any plan, study or effort by any governmental agency or authority which would adversely affect the present use, zoning or value of any of the Real Property or which would modify or realign any adjacent street or highway.

             (vii)      Zoning.  The Company is in compliance in all material respects with all applicable zoning regulations relating to the Real Property.  There are no pending or, to the Company’s knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Real Property.  The improvements on the Real Property and the present uses thereof are permitted, conforming structures and uses under applicable zoning and building codes and ordinances.

             (viii)     Real Property Taxes.  Other than the amounts disclosed by the copies of the tax bills for the Owned Real Property delivered to BPFH by the Company, no other taxes have been or, to the knowledge of the Company, will be assessed on any of the Owned Real Property or any portion thereof, in respect of the current tax year or any prior year, and no special assessments of any kind (special, bond or otherwise) are or have been levied against any Owned Real Property, or any portion thereof, which are outstanding or unpaid.

             (b)        Personal Property.  Attached hereto as Schedule 3.6(b) is a list of all the assets of the Company (excluding assets with a value of less than $1,000) including Intellectual Property (as such term is defined in Section 3.14(a) hereof) and including as part of such Schedule, the tax basis of each such asset (excluding assets with a value of less than $5,000).  Except as set forth on Schedule 3.6(b) hereto, as of the date hereof, the Company owns all its assets free and clear of any Claims except for minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, taken as a whole, or interfere with the present or proposed uses thereof or the business of the Company or, after giving effect to the Closing, Newco.  After giving effect to the Merger, Newco will own all such assets free and clear of any Claims except those set forth on Schedule 3.6(b) hereto and minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, taken as a whole, or interfere with the present or proposed uses thereof, or the business of Newco.  The assets listed on Schedule 3.6(b) hereto include all the material assets used in, and all the assets necessary or desirable for, the conduct of the business of the Company as currently conducted.

             3.7        Assets Under Management.

             (a)         The aggregate assets under management by the Company as of December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000 are accurately set forth in Schedule 3.7 hereto.  In addition, set forth in Schedule 3.7 is a list as of December 31, 1999 and September 30, 2000, of all investment management, advisory or sub-advisory contracts setting forth the name and address of the client under each such contract, the amount of assets under management with respect to each such contract, the fee schedule in effect with respect to each such contract and any material fee adjustments or material adjustments in the amount of assets under management (it being understood and agreed that adjustments in assets under management greater than $50,000 are material) implemented since September 30, 2000, or presently proposed to be instituted, the consent required for the assignment of each such contract other than those that by their terms terminate upon assignment (which are so identified).  Except as set forth in Schedule 3.7 and expressly described thereon, there are no contracts, arrangements or understandings pursuant to which the Company has undertaken or agreed to cap, waive or reimburse any or all fees or charges payable by any of the clients set forth in Schedule 3.7 or pursuant to any of the contracts set forth in Schedule 3.7.  Except as is set forth in Schedule 3.7 hereto, to the knowledge of the Company Parties, no client of the Company has expressed an intention to terminate or reduce its investment relationship with the Company (or, after giving effect to the Closing, Newco), or adjust the fee schedule with respect to any contract in a manner which would reduce the fee to the Company (or, after giving effect to the Closing, the fee to Newco) and no fact is known to any Company Party that adversely affects or would be reasonably expected to adversely affect any of the contracts set forth in Schedule 3.7.

             (b)        Set forth in Schedule 3.7 is a list of each client with which the Company has a fee based on performance or otherwise provides for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of any client, together with a complete description of such fee or compensation.

             (c)         Each account to which the Company provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”), have been managed by the Company such that the Company in the exercise of such management is in compliance in all material respects with the applicable requirements of ERISA.  Schedule 3.7 identifies each Client that is an ERISA Client with an appropriate footnote.

             3.8        Financial Statements.

             (a)         The Company has delivered to BPFH the following financial statements, copies of which are attached hereto as Schedule 3.8:

             (i)          audited balance sheets of the Company at December 31, 1995, 1996, 1997, 1998 and 1999, and audited statements of income and stockholders’ equity and cash flows for each of the three (3) years then ended, in each case certified by Bridgman Valiante & Villard, PC.  The audited balance sheet of the Company at December 31, 1999 (including the notes thereto) is referred to hereinafter as the “Base Balance Sheet.”

             (ii)         An unaudited balance sheets of the Company at March 31, 2000, June 30, 2000 and September 30, 2000, and statements of income and stockholders’ equity and cash flows for the periods then ended, in each case certified by the Company’s chief financial officer.

             Said financial statements have been prepared in accordance with GAAP using the accrual method of accounting, applied consistently during the periods covered thereby (except that the Company’s unaudited financial statements do not include footnote disclosure), are complete and correct in all material respects and present fairly the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

             (b)        As of the date of the Base Balance Sheet, the Company did not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for Taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its businesses prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet, or reflected in Schedules furnished to BPFH hereunder as of the date hereof.

             (c)         As of the date hereof, the Company does not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except:  (i) liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) liabilities reflected in Schedules furnished to BPFH hereunder on the date hereof, (iii) immaterial liabilities incurred after the date of the unaudited balance sheet of the Company at September 30, 2000 (a copy of which is attached hereto as part of Schedule 3.8) in the ordinary course of business of the Company consistent with the terms of this Agreement, or (iv) liabilities for Taxes (as such term is defined in Section 3.9 hereof) incurred after the date of the unaudited balance sheet of the Company at September 30, 2000 (a copy of which is attached hereto as part of Schedule 3.8) in the ordinary course of business of the Company.

             3.9        Taxes .

             (a)         The Company has paid or caused to be paid all federal, material state, material local, foreign, and other material taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, “Taxes”), required to be paid by it, whether disputed or not.  As of the date of this Agreement, there are no disputed Taxes.  The unpaid Taxes of the Company (i) did not, as of September 30, 2000 exceed the reserve for tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth in the unaudited balance sheet of the Company at September 30, 2000 (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the date of the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns (as defined below).

             (b)        The Company has, in accordance with applicable law, filed all federal, material state, material local and foreign tax returns required to be filed by it (the “Tax Returns”), and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.  A list of all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1993, is set forth in Schedule 3.9 attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit.  For each taxable period of the Company ended on or after December 31, 1993, the Company has delivered to BPFH correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

             (c)         Neither the IRS nor any other governmental authority is now asserting or, to the knowledge of the Company Parties, threatening to assert against the Company any deficiency or claim for additional Taxes.  No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes.  The Company has never entered into a closing agreement pursuant to Section 7121 of the Code.

             (d)        Except as set forth in Schedule 3.9 attached hereto, there has not been any audit of any Tax Returns filed by the Company, no such audit is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending.  Except as set forth in Schedule 3.9, no extension of time with respect to any date on which a Tax Return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

             (e)         The Company has never been (or has ever had any liability for unpaid Taxes because it once was) a partner of an “affiliated group” (as defined in Section 1504(a) of the Code).  Except as set forth in Schedule 3.9, the Company has never filed, or has ever been required to file, a consolidated, combined or unitary Tax Return with any other entity.  Except as set forth in Schedule 3.9 attached hereto, the Company is not a party to any tax sharing agreement.

             (f)         None of the Company’s payroll, property, or receipts, or other factors used in a particular state’s apportionment or allocation formula results in an apportionment or allocation of business income to any state, commonwealth or other jurisdiction other than the State of New Hampshire, and the Company does not have any non-business income that is allocated, apportioned or otherwise sourced to any state, commonwealth or other jurisdiction than the State of New Hampshire.

             3.10      Collectibility of Accounts Receivable.  All of the accounts receivable of the Company shown or reflected on the Company’s balance sheet as of September 30, 2000, included as part of Schedule 3.8, or existing at the date this representation is given are valid and enforceable claims, fully collectible and subject to no set off or counterclaim.  The Company does not have any accounts or loans receivable from any person, firm or corporation or other entity which is affiliated with the Company or from any director, officer, stockholder, partner or employee of the Company, except as disclosed on Schedule 3.10 hereto.

             3.11      Absence of Certain Changes.  Except as disclosed in Schedule 3.11 attached hereto or as expressly provided for herein, since the date of the Base Balance Sheet there has not been:

             (a)         Any change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Company;

             (b)        Any amendment or termination or, to the knowledge of the Company Parties, proposed or threatened amendment or termination, whether written or oral, of any agreement listed in Schedule 3.7 hereto;

             (c)         Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation (i) liabilities for Taxes due or to become due, or (ii) contingent or potential liabilities relating to services provided by the Company or the conduct of the business of the Company since the date of the Base Balance Sheet regardless of whether claims in respect thereof have been asserted, or (iii) contingent liabilities incurred by the Company as guarantor or otherwise with respect to the obligations of the Company or others), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that liability claims in respect of services provided shall not be deemed to be incurred in the ordinary course of business);

             (d)        Any mortgage, encumbrance, pledge or lien placed on any of the properties or assets of the Company;

             (e)         Any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

             (f)         Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business consistent with past practices;

             (g)        Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

             (h)        Any declaration, setting aside or payment of any dividend or distribution by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

             (i)          Any change in the compensation payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with the Company’s usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

             (j)          Any change in the identities, officers, duties or compensation of the officers or management of the Company;

             (k)         Any payment or discharge of a material lien or liability of the Company other than in the ordinary course of business consistent with the past practices of the Company;

             (l)          Any obligation or liability incurred by the Company to any of its officers, directors, stockholders, partners or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders, partners or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business consistent with past practices;

             (m)        Any change in accounting methods or practices, or billing or collection policies used by the Company; or

             (n)        Any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through (m) above, except as specifically contemplated hereby.

             3.12      Ordinary Course.  Except as specifically contemplated by this Agreement, since the date of the Base Balance Sheet, other than with respect to transactions specifically contemplated herein, the Company has conducted its business only in the ordinary course and consistently in all material respects with its prior practices.

             3.13      Banking Relations.  All of the arrangements which the Company has with any banking institution are, in all material aspects, completely and accurately described in Schedule 3.13 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, etc.) and the person or persons authorized in respect thereof.

             3.14      Intellectual Property.

             (a)         Except as described in Schedule 3.14, the Company has exclusive ownership of, or exclusive license to use, all material patent, copyright, trade secret, trademark, trade name, service mark, formulas, designs, inventions or other proprietary rights (collectively, “Intellectual Property”) used or to be used in the business of the Company as presently conducted.  All of the rights of the Company in such Intellectual Property are freely transferable.  There are no Claims or demands of any other Person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of the Company Parties, threatened, which challenge the rights of the Company in respect thereof.  The Company has the right to use, free and clear of any Claims or rights of other Person, all customer lists (subject to applicable confidentiality restrictions), investment or other processes, computer software, systems, data compilations, research results and other information required for or incident to its services or its business as presently conducted.

             (b)        All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used or to be used by the Company or in, and material to, its business as presently conducted, and all other items of Intellectual Property which are material to the business or operations of the Company are listed in Schedule 3.14.  Except as set forth on Schedule 3.14, all of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction, and are being transferred to Newco pursuant to the Merger.

             (c)         All licenses or other agreements under which the Company is granted rights in items of Intellectual Property which are material to the business or operations of the Company are listed in Schedule 3.14.  All said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the knowledge of the Company Parties, any party thereto, and, except as set forth on Schedule 3.14, all of the rights of the Company thereunder are freely assignable.  To the knowledge of the Company Parties, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby.  True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to BPFH.

             (d)        The Company has not granted rights to others in Intellectual Property owned or licensed by the Company.

             (e)         The Company has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its services and rights in and to other Intellectual Property.  Except as set forth in Schedule 3.14 hereto, the Company has required all employees having access to valuable proprietary or non-public information of the Company to execute agreements under which such employees are required to maintain the confidentiality of all proprietary or confidential information of the Company.  The Company has not made any of such information available to any Person other than employees of the Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof.  The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

             (f)         To the knowledge of the Company Parties, the business, activities and products of the Company do not infringe any rights of any other Person in Intellectual Property.  No proceeding charging the Company with infringement of any Intellectual Property of any other Person or entity has been filed or, to the knowledge of the Company Parties, is threatened to be filed.  The Company is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of the Company.  Except as set forth in Schedule 3.14, neither the Company nor, to the knowledge of the Company Parties, any of the Company’s employees have any agreements or arrangements with any Persons other than the Company related to confidential information or trade secrets of such Persons or restricting any such employee’s ability to engage in business activities of any nature.  The activities of their employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

             3.15      Contracts.  Except for contracts, commitments, plans, agreements and licenses expressly contemplated hereby or described in Schedule 3.6(a), Schedule 3.7, Schedule 3.14, Schedule 3.15 or Schedule 3.24 attached hereto (true and complete copies of which have been delivered to BPFH), the Company is not a party to or subject to:

             (a)         any investment management or investment advisory or sub-advisory contract or any other contract for the provision of investment management or other similar services;

             (b)        any plan or contract providing for bonuses, pensions, options, stock (or beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing, or the like;

             (c)         any employment contract or contract for services which is not terminable at will by the Company (and, after giving effect to the Merger, Newco) without liability for any penalty or severance payment (except for regular payments in arrears for services rendered under contracts which require payment for services rendered to the date of such termination);

             (d)        any contract or agreement for the purchase of any assets, material or equipment except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $50,000 in the aggregate;

             (e)         any other contracts or agreements creating any obligations of the Company of $25,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

             (f)         any contract or agreement not made in the ordinary course of business (including, without limitation, any contract for the sale of all or any material portion of the assets of the Company or any contract for the purchase of all or any material portion of the assets of any other entity (other than this Agreement));

             (g)        any contract with any solicitor or sales agent;

             (h)        any contract containing covenants limiting the freedom of the Company (or its affiliates) to compete in any line of business or with any Person or entity;

             (i)          any license agreement (as licensor or licensee);

             (j)          any agreement providing for the borrowing or lending of money, and the Company does not have any obligations:  (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) under leases that would, in accordance with generally accepted accounting principles, appear on the balance sheet of the lessee as a liability, (v) secured by a lien, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another person or entity; or

             (k)         any other material contract or agreement to which the Company is a party or by which it is bound.

             Each of the contracts described in Schedule 3.6(a), Schedule 3.7, Schedule 3.14, Schedule 3.15 or Schedule 3.24 attached hereto is valid and effective in accordance with its respective terms, and there is not, under any such contract, an existing material breach or event by the Company or, to the knowledge of the Company Parties, other parties thereto which, with the giving of notice or the lapse of time or both, would become such a breach.  The Company has complied and is in compliance with the client’s guidelines and restrictions set forth in any contract described in Schedule 3.7, including, without limitation, any limitation set forth in the applicable prospectus, offering memorandum or marketing material for a collective investment vehicle or governing documents for any client.  In the event the consents set forth on Schedule 3.5 and Schedule 3.7 are obtained, and after giving effect to the Merger, each such contract will remain valid and effective in accordance with its respective terms, and Newco will be entitled to all rights and remedies thereunder to which the Company is entitled on the date hereof, or such contract will have been replaced by a new contract with the same party or parties on terms at least as favorable to Newco as the terms of the present contract are to the Company.  The Company is not bound by any agreement, contract or arrangement which could reasonably be expected to have a Material Adverse Effect on Newco or the Company.

             3.16      Litigation .  There is no litigation or legal or other actions, suits, proceedings or, to  the knowledge of the Company Parties, investigations, at law or in equity, or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under any bankruptcy laws or any action, suit, proceeding or investigation under any foreign, federal or state securities law, rule or regulation), in which any Company Party or, to the knowledge of each Company Party, any officer, director, stockholder, partner or employee thereof is engaged, or, to the knowledge of each Company Party, with which any of them is threatened, in connection with the business, affairs, properties or assets of the Company, or which might call into question the validity or hinder the enforceability or performance of this Agreement, or of the other agreements, documents and instruments contemplated hereby and the transactions contemplated hereby and thereby.  There are no proceedings pending, or to the knowledge of the Company Parties, threatened, relating to the termination of, or limitation of, the rights of the Company under its registration under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser, or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Investment Laws and Regulations (as defined in Section 3.17 hereof).

             3.17      Compliance with Laws.  The Company is, and at all times has been, in material compliance with all laws and governmental rules and regulations, domestic or foreign, including, without limitation, the Advisers Act, the Commodity Exchange Act,  ERISA, the Exchange Act, the Investment Company Act, and the Securities Act and the regulations promulgated under each of them; the rules and regulations of self-regulatory organizations including, without limitation, the NASD and each applicable exchange (as defined under the Exchange Act); and all other foreign, federal or state securities laws and regulations applicable to the business or affairs or properties or assets of the Company (collectively “Investment Laws and Regulations”).  Neither the Company nor, to the knowledge of the Company Parties, any officer, director, stockholder, partner or employee thereof, is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to any aspect of the business or affairs or properties or assets of the Company or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Company.  None of the Company or any officer, director, stockholder, partner or employee thereof, is charged or, to the knowledge of the Company Parties, threatened with, or under investigation with respect to, any violation of any provision of foreign, federal, state, municipal or other law or any administrative rule or regulation, domestic or foreign, including, without limitation, any Investment Laws and Regulations, affecting the Company or the transactions contemplated hereby or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Company.

             3.18      Insurance.  The Company has in full force and effect such insurance as is customarily maintained by companies of similar size in the same or a similar business, with respect to its businesses, properties and assets (including, without limitation, errors and omissions liability insurance), and all bonds required by ERISA and by any contract to which the Company is a party, all as listed on Schedule 3.18 hereto.  The Company is not in material default under any such insurance policy.  Immediately after giving effect to the Merger, each such insurance policy or equivalent policies will be in full force and effect with Newco as the sole owner and beneficiary of each such policy.

             3.19      Powers of Attorney.  Except as is otherwise contemplated herein, none of the Company or any Stockholders has any outstanding power of attorney with respect to any shares of the Company’s capital stock.

             3.20      Finder’s Fee.  No Company Party has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

             3.21      Business; Registrations.

             (a)         The Company is and has, since its inception, been engaged solely in the business of providing Investment Management Services.  The Company does not provide Investment Management Services to (i) any issuer that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

             (b)        The Company is and has, since its inception, been duly registered as an investment adviser under the Advisers Act.  The Company is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business and where the failure to be so registered, licensed or qualified could reasonably be expected to have a Material Adverse Effect on the Company.  The Company is in compliance in all material respects with all foreign, federal and state laws requiring registration, licensing or qualification as an investment adviser and has currently effective notice filings in each of the jurisdictions listed in Schedule 3.21(b).  The Company has delivered to BPFH, true and complete copies of its most recent Form ADV, as amended to date, and has made available copies of all foreign and state registration forms, likewise as amended to date.  The information contained in such forms was true and complete at the time of filing and the Company has made all amendments to such forms as it is required to make under any applicable laws.  The information contained in the Company’s most recent Form ADV, as amended to date, is true and complete as of the date hereof.  Neither the Company nor, to the knowledge of the Company Parties, any person “associated” (as defined under the Advisers Act) with the Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the knowledge of the Company Parties, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation.  Immediately after giving effect to the Merger, Newco and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) will have all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Licenses”) required from foreign, federal, state or local authorities in order for it to conduct the businesses presently conducted by the Company in the manner presently conducted by the Company.  The Company is not subject to any limitation imposed in connection with one or more of the Licenses which could reasonably be expected to have a Material Adverse Effect on the Company or Newco.  The Company is not a “broker” or “dealer” within the meaning of the Exchange Act, or a “commodity pool operator” or “commodity trading adviser” within the meaning of the Commodity Exchange Act.  None of the Company or its officers and employees is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body.  Except as described in Schedule 3.21(b), no person other than a full-time employee of the Company renders Investment Management Services to or on behalf of, or solicits clients with respect to, the provision of Investment Management Services by, the Company.

             (c)         Except as listed in Schedule 3.21(c), the Company does not have any investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act).

             (d)        The only place of business (within the meaning of Rule 203A–3(b) under the Advisers Act) of the Company is its principal office in Concord, New Hampshire.

             3.22      Corporate Records; Copies of Documents.  The record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees, as applicable, and true and complete copies of the originals of such documents have been made available to BPFH for review.  The Company and the Stockholders have made available for inspection and copying by BPFH and their counsel true and correct copies of all documents referred to in this Agreement or in the Schedules delivered to BPFH in connection herewith.

             3.23      Transactions with Interested Persons.  Neither the Company nor any stockholder, partner, officer, supervisory employee or director of the Company or, to the knowledge of the Company Parties, any of their respective spouses or family members, is a party to any material transaction or material contract or arrangement with the Company, or owns directly or indirectly in an individual or joint basis any interest (excluding passive investments in the shares of any enterprise which are publicly traded provided his or her holdings therein, together with any holdings of his or her affiliates and family members, do not exceed one percent (1%) of the outstanding shares of comparable interest in such entity) in, or serves as an officer or director or in another similar capacity of, any competitor or client of the Company, or any organization which has a material contract or arrangement with the Company (in each case, other than as expressly contemplated hereby).

             3.24      Employee Benefit Programs.

             (a)         Schedule 3.24 hereto lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the date of the Closing.

             (b)        Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program’s assets were distributed).  No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

             (c)         The Company does not know, and has no reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company.  With respect to any Employee Program ever maintained by the Company, there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company or Newco.  No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

             (d)        Neither the Company nor any ERISA Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

             (e)         With respect to each Employee Program maintained by the Company within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to BPFH:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for BPFH to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

             (f)         For purposes of this section:

             (i)          “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above.  In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

             (ii)         An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

             (iii)        An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

             (iv)       “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

             3.25      List of Directors, Officers and Employees.

             (a)         Schedule 3.25(a) hereto contains a true and complete list of all current directors and officers of the Company.  In addition, Schedule 3.25(a) hereto contains a list of all managers and employees of, and consultants to, the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ending December 31, 2000, in excess of $75,000.  In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

             (b)        To the knowledge of the Company Parties, none of the employees listed in Schedule 3.25(b) hereto has any condition that is likely to interfere with such employee’s ability to perform his job.

             (c)         The Company employs 12 full-time employees and 2 part-time employees and generally enjoys good employer-employee relationships.  The Company employed 13 full-time employees and 2 part-time employees at December 31, 1999, 13 full-time employees and 2 part-time employees at March 31, 2000, 13 full-time employees and 3 part-time employees at June 30, 2000 and 13 full-time employees and 2 part-time employees at September 30, 2000. Except as set forth on Schedule 3.25(c) hereto (or Schedule 3.15 or Schedule 3.24 hereto), the Company does not have any obligation, contingent or otherwise, under (a) any employment, collective bargaining or other labor agreement, (b) any written or oral agreement containing severance or termination pay arrangements, (c) any deferred compensation agreement, retainer or consulting arrangements, (d) any pension or retirement plan, any bonus or profit-sharing plan, any stock option or stock purchase plan, or (e) any other employee contract or non-terminable (whether with or without penalty) employment arrangement (each an “Employment Arrangement”).  The Company is not in default with respect to any material term or condition of any Employment Arrangement nor will the Merger (or the transactions contemplated hereby) result in any such default, including, without limitation, after the giving of notice, lapse of time or both.  The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  Except as set forth on Schedule 3.25(c) hereto, upon termination of the employment of any of said employees, neither the Company nor Newco would, by reason of the transactions contemplated under this Agreement or anything done prior to the Closing, be liable to any of said employees for so-called “severance pay” or any other payments.  The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company or Newco to make any payments that will not be deductible under Section 280G of the Code.  The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment.  The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours.  There are no and have never been any charges or, to the knowledge of the Company Parties, threatened charges of employment discrimination or unfair labor practices against or involving the Company.  There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure that might have a Material Adverse Effect on the Company, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted.  Except as set forth on Schedule 3.25(c), the Company has in place all employee policies required by applicable laws, rules and regulations, and there have been no material violations or alleged material violations of any of such policies.  Neither the Company nor any Stockholder has received any notice indicating that any of the Company’s employment policies or practices is currently being audited or investigated by any federal, state or local government agency.  The Company is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

             3.26      Non-Foreign Status.  The Company is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

             3.27      Transfer of Shares.  Except as set forth on Schedule 3.27 hereto, no holder of stock of the Company has at any time transferred any of such stock to any employee of the Company or other Person, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

             3.28      Stock Repurchase.  Except as set forth on Schedule 3.28, the Company has not redeemed or repurchased any of its capital stock or interests.

             3.29      Code of Ethics.  The Company has a written policy regarding insider trading and a Code of Ethics which complies with all applicable provisions of Rule 17j-1 promulgated under the Investment Company Act and Section 204A of the Advisers Act, respectively, a copy of which has been delivered to BPFH prior to the date hereof.  All employees of the Company have executed acknowledgments that they are bound by the provisions of such Code of Ethics and insider trading policy.  The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Company’s most recent Form ADV or incorporated by reference therein.  There have been no material violations or allegations of material violations of such Code of Ethics, insider trading policy or conflicts policy.

             3.30      Hart-Scott-Rodino Representation.  Neither the Company nor any Stockholder thereof is a person with annual net sales or total assets of $10 million or more, in each case as defined in the HSR Act.

             3.31      Pooling Accounting.  The Company is not aware of the existence of any facts or circumstances relating to the Company which would adversely affect the ability of BPFH to treat the Merger as a pooling of interests.

             3.32      Disclosure .  The representations, warranties and statements contained in this Agreement and the agreements, documents and instruments contemplated hereby, and in the certificates, exhibits and schedules delivered by the Company Parties to BPFH pursuant to this Agreement or any of such other agreements, documents and instruments, do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  There are no facts (other than changes in general economic or market conditions) which presently have or could reasonably be expected to have in the future a Material Adverse Effect on the Company (or, after giving effect to the Merger, Newco) which have not been specifically disclosed herein or in a Schedule furnished herewith.

SECTION 4.    SEVERAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

             As a material inducement to BPFH to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder hereby severally makes to BPFH each of the representations and warranties set forth in this Section 4 with respect to such Stockholder; provided, however, that only Stockholders who are also employees of the Company on the date hereof are making the representations and warranties set forth in Sections 4.4, 4.5, 4.6 and 4.7.

             4.1        Company Shares .  Except as set forth in Schedule 4.1, such Stockholder owns of record and beneficially the number of the shares of the Company’s capital stock set forth opposite such Stockholder’s name in Schedule 3.3(b) (the “Company Shares”) and such Company Shares are fully paid and non-assessable and free and clear of any and all Claims.  The Company Shares set forth opposite such Stockholder’s name in Schedule 3.3(b), if any, are, except as reflected in Schedule 3.3(b), the only shares of capital stock held by such Stockholder or with respect to which such Stockholder has any rights in the Company.

             4.2        Authority .  Such Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by such Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of such Stockholder, enforceable in accordance with its respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

             (i)          does not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver from, or make any filing with, any Person or entity (governmental or otherwise) that has not been obtained or made; and

             (ii)         does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any Claim on any assets of the Company.

             4.3        Finder’s Fee .  Such Stockholder has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

             4.4        Investment Advisory Representation.  Except for his own account and advice given in a director or trustee capacity to a charitable organization (which positions and organizations are set forth on Schedule 4.4) or given to such Stockholder’s spouse, children, grandchildren, parents and siblings and which such Stockholder is managing without a fee or any other remuneration, such Stockholder does not provide investment advisory or investment management services to any Person or entity, other than on behalf of the Company pursuant to an investment advisory agreement between the Company and a client thereof.

             4.5        Agreements .

             (a)         Such Stockholder is not a party to any employment, non-competition, trade secret or confidentiality agreement, arrangement, understanding or obligation with or to any party other than the Company.  There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Stockholder is a party relating to the business of the Company or to such Stockholder’s rights and obligations as a stockholder, director, officer or employee of the Company.

             (b)        Such Stockholder does not own, directly or indirectly, on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided his or her holdings therein, together with any holdings of his or her Affiliates and family members, are less than one percent (1%) of the outstanding shares of comparable interest in such entity) in, or serve as an officer or director of, any organization which has a contract or arrangement with the Company or which could be considered a competitor of the Company.

             4.6        Employment Data .  Such Stockholder’s (i) date of birth, and (ii) date of commencement of employment with the Company are both accurately reflected in Schedule 4.6.

             4.7        Good Health .  Such Stockholder represents that he or she does not have any health condition that is likely to interfere with such Stockholder’s ability to perform his or her job.

             4.8        Investment Representation.

             (a)         Such Stockholder is an “accredited investor” as defined in Regulation D under the Securities Act.

             (b)        Such Stockholder has read or reviewed and is familiar with BPFH’s latest reports on Forms 10-K, 10-Q and 8-K as filed with the SEC under the Exchange Act.

             (c)         Such Stockholder has had an opportunity to ask questions of and receive answers from BPFH, or a person or persons acting on BPFH’s behalf, concerning the terms and conditions of the shares of BPFH Common Stock to be issued in the Merger.

             (d)        Such Stockholder understands that the shares of BPFH Common Stock to be issued in the Merger have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are being offered and issued in reliance upon exemptions for private offerings, and that, while BPFH may in the future register the shares ofBPFH Common Stock to be issued in the Merger, it is under no obligation to do so other than as provided in the Registration Rights Agreement, and such Stockholder further understands that such Stockholder is acquiring shares of BPFH Common Stock without being furnished any offering literature or prospectus other than the reports referred to in Section 4.8(b) hereof.

             (e)         Such Stockholder represents that the shares of BPFH Common Stock to be issued in the Merger to such Stockholder are being acquired solely for such Stockholder’s own account, for investment and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof; such Stockholder has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto other than the Registration Rights Agreement and the potential resales contemplated thereby.

             (f)         Such Stockholder acknowledges and is aware that there are substantial restrictions on the transferability of the shares of BPFH Common Stock to be issued in the Merger; the shares of BPFH Common Stock to be issued in the Merger cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available.

             (g)        Such Stockholder has such knowledge and experience in financial and business matters that they are capable of evaluating the relative risks and merits of the shares of BPFH Common Stock to be issued in the Merger.

SECTION 5.    COVENANTS OF THE COMPANY PARTIES

             5.1        Making of Covenants and Agreements. The Company Parties jointly and severally hereby make the covenants and agreements set forth in this Section 5 and the Stockholders agree to use their reasonable best efforts to cause the Company to comply with such agreements and covenants.

             5.2        Client Consents .

             (a)         As soon as reasonably practicable after the date hereof, but in any event on or prior to January 12, 2001, the Company shall notify each of its clients of the transactions contemplated hereby and by the other agreements, documents and instruments contemplated hereby.  Such notice shall be substantially in the form of Exhibit 5.2 hereto (with such changes thereto as may be agreed to by BPFH in writing).

             (b)        On or prior to February 12, 2001, the Company shall send to each client who was sent, but who has not by such date returned a notice in the form of Exhibit 5.2 countersigned indicating consent to the assignment of such client’s advisory contract to Newco in connection with the transactions contemplated hereby, a second notice in form and substance reasonably acceptable to BPFH.

             (c)         The Company shall use commercially reasonable best efforts to, and the Stockholders shall use commercially reasonable best efforts to cause the Company to, obtain consents from the Company’s clients (or, in the case of clients whose contracts terminate upon their assignment, new contracts with Newco effective after giving effect to the Merger on substantially equivalent terms) in the manner contemplated by this Section 5.2, including, without limitation, a new contract effective after giving effect to the Merger, between Newco and each of the Company’s clients (including, without limitation, pursuant to a subadvisory relationship) which is a registered investment company.

             5.3        Authorizations .

             (a)         The Company will on behalf of Newco:  (i) prepare as soon as practicable after the date hereof (and in any event within ten (10) business days following the date of this Agreement) a draft Uniform Application for Investment Adviser Registration on Form ADV to cause Newco to be registered as an investment adviser under the Advisers Act under provisions of the Advisers Act that permit Newco to operate and become registered as a successor of the Company after the Merger (which shall include such information as may be necessary or appropriate to reflect the consummation of all transactions contemplated by or in connection with this Agreement); and (ii) file the appropriate applications or notices for investment adviser registration or notice and for investment adviser representative(s) registration as soon as practicable with all other domestic and foreign jurisdictions where it is necessary or desirable for Newco to make such filings or obtain such registrations in order to conduct its businesses (including, without limitation, the businesses currently conducted by the Company) prior to the Closing.

             (b)        The Company will use all commercially reasonable best efforts, and the other Company Parties will use all commercially reasonable best efforts to cause the Company to, obtain all authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other agreements, documents and instruments contemplated hereby, and for Newco to conduct the business presently being conducted by the Company.

             5.4        Authorization from Others.  The Company Parties will use their respective commercially reasonable best efforts to obtain all authorizations, consents, approvals and permits of others required to permit the consummation by the Company Parties of the transactions contemplated by this Agreement.

             5.5        Conduct of Business. Between the date of this Agreement and the Closing, except as set forth in Schedule 5.5 hereto, without the prior written consent of BPFH:

             (a)         The Company will conduct its business only in the ordinary course of business, and consistent with past practices;

             (b)        The Company will not (i) make (or incur any obligation to make) any purchase, sale or disposition of any asset or property other than as specifically provided for in this Agreement, or in the ordinary course of business consistent with past practices, or (ii) subject to any Claim any of its properties or assets, nor permit any of the foregoing to exist except for minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, or interfere with the Merger or the transactions contemplated by this Agreement or the present or proposed uses of such properties or assets or the business of the Company or Newco;

             (c)         The Company will not incur any contingent or fixed obligations or liabilities including, without limitation, any liability (contingent or fixed) as a guarantor or otherwise with respect to the obligations of others except, with respect to the Company, in the ordinary course of business consistent with the past practices of the Company;

             (d)        The Company will not make or incur any obligation to make a change in its Certificate of Incorporation, By-Laws or authorized or issued capital stock;

             (e)         The Company will not declare, set aside or pay any dividend or distribution, make (or incur an obligation to make) any other distribution in respect of its capital stock or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock;

             (f)         The Company will not make any change in the compensation payable or to become payable to any of the Company’s officers, employees, agents or independent contractors, and the Company will not hire any directors, officers, employees or agents (other than to fill vacant positions at the Company), or enter into any collective bargaining agreement, bonus, equity, option, profit sharing, compensation, welfare, retirement, or other similar arrangement, or any employment contract;

             (g)        The Company will not make any change in its borrowing arrangements;

             (h)        The Company will use all commercially reasonable best efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

             (i)          The Company will have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 3.18 hereto or substantially equivalent insurance with any substitute insurers approved in writing by BPFH; and

             (j)          The Company will not settle any material litigation without BPFH’s consent (which consent will not be unreasonably withheld).

             5.6        Financial Statements.  The Company will furnish BPFH with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the Company on a consolidated and consolidating basis within ten (10) business days after each month end for each month ending more than ten (10) business days prior to the Closing, in each case certified by the chief financial officer of the Company, which financial statements shall be prepared in accordance with generally accepted accounting principles applied consistently using the accrual method of accounting (except that they need not include footnotes), shall be complete and correct in all material respects and shall present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby (subject to year end audit adjustments that individually and in the aggregate are not material).

             5.7        Preservation of Business and Assets.  Until the Closing, the Company shall use all commercially reasonable best efforts, and the Stockholders shall use all commercially reasonable best efforts to cause the Company, to:  (a) preserve the current business of the Company, (b) maintain the present clients of the Company, in each case, on terms that are at least as favorable as the terms of the agreement between the Company and the relevant client as in effect on the date hereof, (c) preserve the goodwill of the Company, and (d) preserve any Licenses required for, or useful in connection with, the business of the Company (including without limitation all investment adviser registrations).  In addition, except as expressly contemplated by this Agreement, none of the Stockholders shall take any material action not in the ordinary course of business relating to the Company or which could reasonably be expected to have a material adverse effect on the transactions contemplated hereby, without the prior consent of BPFH.

             5.8        Observer Rights and Access.  Until the Closing:  (a) a representative of BPFH shall be entitled to attend and observe all meetings of the Company’s stockholders and directors (or any committee thereof) in a non-voting observer capacity, (b) BPFH shall be entitled to receive all notices and information furnished by the Company to its stockholders and directors (or any committee thereof), as well as copies of the minutes of any meetings of the Company’s stockholders and directors (or any committee thereof), and (c) the Company’s stockholders or directors (or any committee thereof) shall not take any action by written consent in lieu of a meeting unless BPFH shall have been given at least two (2) business days prior written notice which includes a copy of such written consent by which such action is proposed to be taken.  The Company shall afford to BPFH and its representatives and agents free access, during normal business hours and with reasonable notice, to the properties and records of the Company in order that BPFH may have full opportunity to make such investigation as they shall desire for purposes consistent with this Agreement and in order that BPFH, at its election and expense, may arrange for outside auditors to perform an audit of the books and financial records of the Company.

             5.9        Notice of Default.  Promptly upon the occurrence of, or promptly upon any Company Party becoming aware of the threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company Parties prior to the date hereof, of any of the representations, warranties or covenants of the Company Parties contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, such Company Party shall give detailed written notice thereof to BPFH and the other Company Parties, and the Company Parties shall use their commercially reasonable best efforts to prevent or promptly remedy the same.

             5.10      Consummation of Agreement.  The Company Parties shall use their respective commercially reasonable best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by each of them under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

             5.11      Cooperation of the Company and Stockholders.  The Company Parties shall cooperate with all reasonable requests of BPFH and BPFH’s counsel in connection with the consummation of the transactions contemplated hereby, including, without limitation, providing BPFH with all access or information necessary to permit BPFH to verify the amounts certified by the Company pursuant to Section 8.8 hereof, and the making of any filings required in connection of the transactions contemplated hereby, including, without limitation, filings under the HSR Act.

             5.12      No Solicitation of Other Offers.  Until a date which is eight (8) months after a termination of this Agreement pursuant to Section 10.1 hereof for any reason other than a material breach by BPFH of its representations, warranties or covenants set forth herein, none of the Company Parties, or any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person, other than BPFH, relating to the possible acquisition of the Company or any of its assets, except for the sale of assets by the Company in the ordinary course of business consistent with past practices of the Company and the terms of this Agreement.

             5.13      Confidentiality .  The Company Parties agree that, unless and until the Closing has been consummated, each of the Company Parties and their officers, directors, partners, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from BPFH with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby unless such party is otherwise required to disclose such data or information by law and has given prior notice of such requirement to BPFH.  Information generally known in BPFH’s industry or which has been disclosed to the Company Parties by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement.  If the transactions contemplated by this Agreement are not consummated, the Company Parties will return, and cause their respective officers, directors, partners, agents and representatives to return, to BPFH (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available by BPFH to the Company Parties (and their officers, directors, partners, agents and representatives) in connection with the transaction.

             5.14      Tax Returns.  The Company Parties shall cooperate with BPFH with respect to and cause the Company to prepare and file, on or before the due date or any extension thereof, all Tax Returns required to be filed by the Company with respect to taxable periods ending on or before the Closing, so that such returns are consistent with the provisions of this Agreement.

             5.15      Policies and Procedures.  The Company Parties shall cause the employees of the Company to cooperate with and assist in such compliance audits and regulatory reviews as may reasonably be requested by BPFH.

             5.16      Subsidiaries; Investments in Other Persons.  Between the date of this Agreement and the Closing, none of the Company Parties will take any action to acquire, form or otherwise establish any direct or indirect subsidiary of the Company or cause the Company to make any investment in any other Person.

             5.17      Employee Programs.  Between the date of this Agreement and the Closing, the Company will not maintain any Employee Program other than the Employee Programs listed on Schedule 3.24.

             5.18      Pooling Accounting.  The Company agrees not to take any action that would adversely affect the ability of BPFH and Newco to treat the Merger as a pooling of interests.

             5.19      Affiliate Agreements.  The Company shall use reasonable efforts to obtain prior to Closing an executed Affiliate Agreement in substantially the form attached hereto as Exhibit 5.19 (a “Company Affiliate Agreement”) from each of its affiliates with respect to the transfer of Company Common Stock.  The term “affiliate” for purposes of this Section 5.19 and Section 8.10 means any officer, director or holder of more than ten percent (10%) of the outstanding shares of any class of capital stock of the Company.  Set forth on Schedule 5.19 hereto is a list of names of those persons who are, in the Company’s reasonable judgment after consultation with legal counsel, affiliates of the Company.  The Company shall provide BPFH or BPFH’s counsel such information and documents as BPFH shall reasonably request for purposes of reviewing such list.  BPFH shall be entitled to place legends on the certificates evidencing any BPFH Common Stock to be issued to the Company’s affiliates pursuant to the terms of this Agreement and the Certificate of Merger, and to issue appropriate stop transfer instructions to the transfer agent for BPFH, consistent with the terms of such Company Affiliate Agreements, whether or not such Company Affiliate Agreements are actually delivered to BPFH.

SECTION 6.    REPRESENTATIONS AND WARRANTIES OF BPFH.

             6.1        Making of Representations and Warranties.  As a material inducement to the Company Parties to enter into this Agreement and consummate the transactions contemplated hereby, BPFH and Newco jointly and severally hereby make the representations and warranties to the Company Parties contained in this Section 6.

             6.2        Organization of BPFH and Newco.

             (a)         BPFH is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

             (b)        Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

             6.3        Authority of BPFH and Newco.

             (a)         BPFH has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by BPFH pursuant to or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance by BPFH of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of BPFH and no other action on the part of BPFH is required in connection therewith.  This Agreement and each other agreement, document and instrument executed and delivered by BPFH pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of BPFH enforceable in accordance with their terms.  The execution, delivery and performance by BPFH of this Agreement and each such agreement, document and instrument:

             (i)          does not and will not violate any provision of the Articles of Organization or By-Laws of BPFH, each as amended to date;

             (ii)         does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to BPFH or require BPFH to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) which has not been obtained or made, except as set forth on Schedule 6.3 hereto; and

             (iii)        does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, mortgage, lease, permit, order, judgment or decree to which BPFH is a party and which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

             (b)        Newco has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Newco pursuant to or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance by Newco of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Newco and no other action on the part of Newco is required in connection therewith.  This Agreement and each other agreement, document and instrument executed and delivered by Newco pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Newco enforceable in accordance with their terms.  The execution, delivery and performance by Newco of this Agreement and each such agreement, document and instrument:

             (i)          does not and will not violate any provision of the Certificate of Incorporation or By-Laws of Newco, each as amended to date;

             (ii)         does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Newco or require Newco to obtain any approval, consent or waiver of, or make any filing with, any Person or entity (governmental or otherwise) which has not been obtained or made, except as set forth on Schedule 6.3 hereto; and

             (iii)        does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, mortgage, lease, permit, order, judgment or decree to which Newco is a party and which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

             6.4        Litigation .  There is no action, suit or proceeding pending or, to its knowledge, threatened against BPFH or Newco which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

             6.5        Finder’s Fee .  Neither BPFH nor Newco has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

             6.6        SEC Reports .  BPFH has filed all of the reports required to be filed with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act for a period of twelve (12) calendar months prior to the date hereof (the “SEC Reports”).  The SEC Reports were prepared in all material respects in accordance with the requirements of the Exchange Act.

             6.7        Shares .  The BPFH Common Stock to be issued to the Stockholders pursuant to this Agreement will be, when issued and delivered to the Stockholders in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Claims, subject to the restrictions imposed herein, on the certificate or certificates therefor, or by the Securities Act.

             (a)         No Adverse Change.  Since September 30, 2000, there has been no material adverse change in the business condition (financial or otherwise) or results of operations of BPFH.

SECTION 7.    COVENANTS OF BPFH

             7.1        Making of Covenants and Agreement.  BPFH and Newco jointly and severally hereby make the covenants and agreements set forth in this Section 7.

             7.2        Confidentialit y.  BPFH and Newco each agree that, unless and until the Closing has been consummated, each of BPFH and Newco and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company Parties with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby and unless BPFH or Newco is otherwise required to disclose such data or information by law (including, without limitation, pursuant to the Investment Laws and Regulations).  Information generally known in the Company’s industry or which has been disclosed to BPFH or Newco by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement.  If the transactions contemplated by this Agreement are not consummated, BPFH and Newco will return, and will cause their respective officers, directors, agents and representatives to return, to the Company (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to BPFH or Newco (and their respective officers, directors, agents and representatives) in connection with the transaction.

             7.3        Cooperation of BPFH.  BPFH and Newco each shall cooperate with all reasonable requests of the Company in connection with the Company’s compliance with its covenants in Sections 5.2, 5.3 and 5.4 hereof.

             7.4        Affiliate Agreements.  BPFH shall use reasonable efforts to obtain prior to Closing an executed Affiliate Agreement in substantially the form attached hereto as Exhibit 7.4 (a “BPFH Affiliate Agreement”) from each of its affiliates with respect to the transfer of BPFH Common Stock.  The term “affiliate” for purposes of this Section 7.4 and Section 7.5 means any officer, director or holder of more than ten percent (10%) of the outstanding shares of any class of capital stock of BPFH. Set forth on Schedule 7.4 hereto is a list of names of those persons who are, in BPFH’s reasonable judgment after consultation with legal counsel, affiliates of BPFH.  BPFH shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list.

             7.5        Pooling Accounting.  BPFH will use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. BPFH will use its best efforts to cause its affiliates not to take any action that would adversely affect the ability of BPFH to account for the business combination to be effected by the Merger as a pooling of interests.

             7.6        Notice of Default.  Promptly upon the occurrence of, or promptly upon BPFH becoming aware of the threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to BPFH prior to the date hereof, of any of the representations, warranties or covenants of BPFH contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, BPFH shall give detailed written notice thereof to the Company, and BPFH shall use its commercially reasonable best efforts to prevent or promptly remedy the same.

SECTION 8.    CONDITIONS TO THE OBLIGATIONS OF BPFH.

             The obligations of BPFH and Newco to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by BPFH), prior to or at the Closing, of the following conditions precedent:

             8.1        Litigation; No Opposition.  No judgment, injunction, order or decree enjoining or prohibiting any of BPFH, Newco, the Company Parties or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby or thereby, shall have been entered and no suit, action or proceeding shall be pending or threatened at any time prior to or on the date of the Closing before or by any court or governmental body seeking to restrain or prohibit, or seeking material damages or other material relief in connection with, the execution and delivery of this Agreement or any of the agreements, documents and instruments contemplated hereby, or the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have an Material Adverse Effect on the Company, Newco or BPFH.

             8.2        Representations, Warranties and Covenants.   Each of the representations and warranties of the Company Parties contained in this Agreement and in any Schedule or Exhibit attached hereto and in each other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by any of them or made by any person authorized by them to make representations on their behalf, shall be true and correct in all material respects (except for any representations and warranties that are qualified by their terms as to materiality, which such representations and warranties as so qualified shall be true in all respects, and except for any failure to be true and correct resulting from any event or condition that does not have an adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of the Company) as of the date of this Agreement and at, as of and after giving effect to the Closing as though newly made at such time; except that the representations in Section 3.7 shall also be made with respect to assets under management and advisory contracts as of a date which is no more than ten (10) days prior to the Closing.  Each and all of the agreements and conditions to be performed or satisfied by the Company Parties hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects; and the Company Parties shall have furnished BPFH with a certificate or certificates dated as of the Closing Date with respect to each of the foregoing.

             8.3        Advisory Contract Consents.  The Closing Date Fees shall constitute at least ninety-one percent (91%) of the Base Fees.  For purposes of this Section 8.3:

             (i)          “Base Fees” shall mean $4,028,332.00 (i.e. the annual advisory fees (other than incentive or performance fees) payable to the Company under all its contracts calculated based on assets under management and the fee schedules set forth in the relevant agreements as of December 31, 2000);

             (ii)         “Closing Date Fees” shall mean the sum of (x) the annual advisory fees (other than incentive or performance fees) payable to Newco after giving effect to the transactions contemplated hereby under all the investment management, advisory or subadvisory contracts acquired by Newco from the Company at the Closing as and to the extent that Consent has been obtained as contemplated by this Agreement, calculated based on assets under management by the Company and the fee schedules set forth in the relevant agreements as of December 31, 2000 (as adjusted with respect to any contract included therein for the actual amount of any additions and/or withdrawals (measured as of the date of addition or withdrawal), including actual or deemed withdrawals upon a failure to Consent, since December 31, 2000 and for any amendments to the fee schedule since such date, but excluding adjustments to reflect market movement), plus (y) the annual advisory fees (other than incentive or performance fees) payable to Newco after the Closing attributable to new client accounts of the Company transferred to Newco at the Closing which funded after December 31, 2000 and prior to the Closing (as calculated as of the date such accounts are funded and as adjusted for the actual amount of any additions or withdrawals, including actual or deemed withdrawals upon a failure to Consent, since that date and for any amendments to the fee schedule since such date, but excluding adjustments to reflect market movement); and

             (iii)        “Consent” shall mean (A) with respect to a client whose contract by its terms terminates upon the consummation of the transactions contemplated hereby, that Newco shall have entered into a new contract with such client on substantially equivalent terms which contract is effective after giving effect to the Closing, (B) with respect to a client whose contract requires written consent from a party or parties thereto for it to survive the transactions contemplated hereby, that the Company shall have obtained all such written consents as may be required under such contract, and (C) with respect to a client whose contract does not require written consent from any party thereto for it to survive the transactions contemplated hereby, that the Company shall have obtained such consents as may be required under such contract (including, with respect to the requirement for contracts to include provisions requiring consent to transfer set forth under the Advisers Act, that the Company has complied with Section 5.2 hereof with respect to such contract).  Notwithstanding the foregoing, no client of the Company shall be deemed to have given its Consent if such client has notified the Company (orally or in writing) of an intent to terminate or significantly reduce its investment relationship with the Company (or, after giving effect to the Merger, Newco) or to adjust the fee schedule with respect to one or more of its contracts in a manner that is reasonably likely to materially reduce the fee to Newco from that client or contract from that payable to the Company on December 31, 2000 or the date hereof.

             At the Closing, the Company shall deliver a certificate certifying as to compliance with the foregoing, which certificate includes the calculation of compliance.

             8.4        Registration as an Investment Adviser.  Newco shall be registered as an investment adviser under the Advisers Act and the rules and regulations promulgated thereunder and under the laws of each state where such a registration may be necessary or desirable (in the reasonable opinion of BPFH) to enable Newco to conduct the Company’s business after the Merger or shall be entitled to rely upon the successor provisions of Section 203(g) under the Advisers Act and the laws of each such state.  Each employee of Newco required to be registered as an investment adviser representative (as such term is defined in Rule 203A-3(a) under the Advisers Act) shall be so registered.

             8.5        Other Approvals .  Except as otherwise specifically contemplated hereby, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby (so that after the Closing Newco shall be able to carry on the Company’s business in the manner now conducted) shall have been taken, made or obtained, and any and all other material permits, approvals, consents or other actions necessary to consummate the transactions hereunder, including, without limitation, the consent of the Company’s stockholders, shall have been received or taken, and none of such permits, approvals or consents shall contain any provisions which, in the reasonable judgment of BPFH, are unduly burdensome.

             8.6        Employment Agreements.  Each of Martha Cottrill, Kenneth DeWitt and Sherwood T. Small, shall have entered into an Employment Agreement with BPFH in the form attached hereto as Exhibit 8.6 (the “Employment Agreement”), and each such Employment Agreement shall be in full force and effect.

             8.7        Non Solicitation/Non Disclosure Agreements.  Each Person set forth in Schedule 3.25(b) shall have entered into a Non Solicitation/Non Disclosure Agreement with BPFH (each a “Non Solicitation Agreement”) in the form attached hereto as Exhibit 8.7, and each such Non Solicitation Agreement shall be in full force and effect.

             8.8        Working Capital and Cash.  At the Closing, the Company shall have not less than (a) $750,000 of Working Capital and (b) $500,000 of cash plus any cash required to make any S-corporation tax distributions to the Company’s stockholders after the Closing Date.  BPFH shall be provided with a certificate from the Chief Financial Officer of the Company at the Closing representing that the foregoing is true and correct and also certifying as to the true and correct amounts of the Company’s cash on hand at the Closing, after taking into account all transaction costs of the Company.

             8.9        Delivery .  Each Company Party shall have executed (where applicable) and delivered to BPFH (or shall have caused to be executed and delivered to BPFH by the appropriate person) the following:

             (a)         certified copies of resolutions of the board of directors and the shareholders of the Company authorizing the execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which the Company is a party;

             (b)        a copy of the charter and by-laws of the Company which, in the case of the charter, is certified as of a recent date by the Secretary of State of the relevant state of incorporation;

             (c)         certificates issued by the appropriate Secretary of State of each state in which the Company does business certifying that the Company is in good standing in such state as of the most recent practicable date;

             (d)        true and correct copies of each of the agreements, documents and instruments contemplated hereby and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

             (e)         for each of the person’s listed in Schedule 3.25(b), evidence that such person has had a physical examination since May 2000, including a letter from a licensed physician familiar with such person’s health indicating that the physician does not know of any health condition that is likely to interfere with the employee’s ability to perform his job in the foreseeable future;

             (f)         a certificate of the Secretary of the Company, certifying that the resolutions, charter and by-laws referenced in paragraphs (a) and (b) above are in full force and effect and have not been amended or modified, and that the officers of such corporation are those Persons named in the certificate;

             (g)        an opinion from Hill & Barlow, in substantially the form of Exhibit 8.9(g) hereto;

             (h)        from the Company a “transferor’s certificate of non-foreign status” as provided in the Treasury Regulations under Section 1445 of the Code outstanding in the form attached hereto as Exhibit 8.9(h) attached hereto;

             (i)          such other Certificates and documents as are required hereby or are reasonably requested by BPFH; and

             (j)          from the Company (if not previously supplied pursuant to Section 5.6 hereof), unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the Company for the period from September 30, 2000 through the Closing, certified by the chief financial officer of the Company, which financial statements shall be prepared in accordance with GAAP applied consistently using the accrual method of accounting, shall be complete and correct in all material respects and shall present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

             8.10      Pooling Matters.  (i) Each affiliate of the Company shall have executed and delivered to BPFH a Company Affiliate Agreement; and (ii) BPFH shall have been advised by KPMG LLP (or its successor), its independent auditors, that the Merger will qualify as a “pooling of interests” under APB 16.

             8.11      Escrow Agreement.  The Escrow Agent and the Representatives shall have executed and delivered to BPFH, the Escrow Agreement in substantially the form of Exhibit 1.4 attached hereto.

             8.12      HSR Act.  Any applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

             8.13      Material Adverse Change.  Since the date of this Agreement, there shall have been no event or condition or events or conditions, which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, and BPFH shall be provided with a certificate from the chief financial officer of the Company to that effect at the Closing; provided, however, that if the condition set forth in Section 8.3 hereof is satisfied, no Material Adverse Effect on the Company shall be deemed to have occurred as a result of the failure of a number of the Company’s clients to Consent or any decrease in the Company’s assets under management due solely to a general decline in the financial markets (and not due to client withdrawals of all or any portion of their assets under management).

             8.14      Stockholder Agreement. Any stockholder of the Company who has not executed this Agreement shall have executed a joinder agreement in such form as shall be reasonably acceptable to BPFH pursuant to which such stockholder shall become a party to this Agreement and shall be deemed to be a “Stockholder” for all purposes of this Agreement.

SECTION 9.    CONDITIONS TO OBLIGATIONS OF THE COMPANY PARTIES.

             The obligations of the Company Parties to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by the Company), prior to or at the Closing, of the following conditions precedent:

             9.1        No Litigation; No Opposition.  No judgment, injunction, order or decree enjoining or prohibiting any of BPFH, Newco, the Company Parties or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby or thereby shall have been entered and no suit, action or proceeding shall be pending or threatened on the date of Closing before or by any court or governmental body seeking to restrain or prohibit the execution and delivery of this Agreement or any of the agreements, documents or instruments contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

             9.2        Representations, Warranties and Covenants.  Each of the representations and warranties of BPFH or Newco contained in this Agreement and in any Schedule or Exhibit attached hereto and in the other agreements, documents or instruments contemplated hereby or otherwise made in writing by BPFH or Newco or by any Person authorized by BPFH or Newco to make representations on its behalf shall be true and correct in all material respects (except for any representations and warranties that are qualified by their terms as to materiality, which such representations and warranties as so qualified shall be true in all respects) at and as of the Closing as though newly made at such time.  Each and all the agreements and conditions to be performed or satisfied by BPFH or Newco hereunder and under the other agreements, documents as instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects; and BPFH and Newco shall have furnished the Company with certificates dated as of the date of the Closing to the foregoing effect.

             9.3        Advisory Client Consent.  The condition set forth in Section 8.3 shall have been met.

             9.4        Registration Rights Agreement.  BPFH shall have entered into a Registration Rights Agreement with the Stockholders in the form attached hereto as Exhibit 9.4 (the “Registration Rights Agreement”), and the Registration Rights Agreement shall be in full force and effect.

             9.5        Delivery .  BPFH shall have executed and delivered to the Company, as applicable, the following:

             (a)         certified copies of votes of the board of directors of BPFH authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which BPFH is a party;

             (b)        a copy of the Articles of Organization and By-laws of BPFH which, in the case of the Articles of Organization, is certified as of a recent date by the Secretary of State of the Commonwealth of Massachusetts;

             (c)         certificates issued by the Secretary of State of the Commonwealth of Massachusetts certifying that BPFH is validly existing and in good standing in the Commonwealth of Massachusetts as of the most recent practicable date;

             (d)        true and correct copies of each of the agreements, documents and instruments contemplated hereby to which BPFH is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by BPFH;

             (e)         certified copies of resolutions of the board of directors and stockholder of Newco authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which Newco is a party;

             (f)         a copy of the Certificate of Incorporation and By-laws of Newco which, in the case of the Certificate of Incorporation, is certified as of a recent date by the Secretary of State of the State of Delaware;

             (g)        certificates issued by the Secretary of State of the State of Delaware certifying that Newco is validly existing and in good standing in the State of Delaware as of the most recent practicable date;

             (h)        true and correct copies of each of the agreements, documents and instruments contemplated hereby to which Newco is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by Newco;

             (i)          a certificate of the Secretary of BPFH certifying that the resolutions, Articles of Organization and By-laws in paragraphs (a) and (b) above are in full force and effect and have not been amended or modified, and that the officers of BPFH are those Persons named in the certificate;

             (j)          a certificate of the Secretary of Newco certifying that the resolutions, Certificate of Incorporation and By-laws in paragraphs (e) and (f) above are in full force and effect and have not been amended or modified, and that the officers of BPFH are those Persons named in the certificate; and

             (k)         an opinion from Goodwin, Procter & Hoar  LLP in substantially the form of Exhibit 9.5(k) hereto.

             9.6        Escrow Agreement.  BPFH and the Escrow Agent shall have executed and delivered to the Representatives, the Escrow Agreement in substantially the form of Exhibit 1.4 attached hereto.

             9.7        HSR Act .  Any applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

             9.8        Other Approval s.  Except as otherwise specifically contemplated hereby, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby (so that after the Closing Newco shall be able to carry on the Company’s business in the manner now conducted) shall have been taken, made or obtained, and any and all other material permits, approvals, consents or other actions necessary to consummate the transactions hereunder shall have been received or taken.

SECTION 10.  TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

             10.1      Termination .  At any time prior to the Closing, this Agreement may be terminated as follows:

             (a)         by mutual written consent of BPFH and the Company;

             (b)        by BPFH, pursuant to written notice by BPFH to the Company Parties, if any of the conditions set forth in Section 8 of this Agreement have not been satisfied on or prior to July 5, 2001, or if it has become reasonably and objectively certain that any of such conditions, will not be satisfied on or prior to July 5, 2001; and

             (c)         by the Company, pursuant to written notice by such party to BPFH, if any of the conditions set forth in Section 9 of this Agreement have not been satisfied on or prior to July 5, 2001, or if it has become reasonably and objectively certain that any of such conditions, will not be satisfied on or prior to July 5, 2001.

             10.2      Effect of Termination.  All obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1; provided, however, that (a) the provisions of this Section 10, Sections 5.12, 5.13, 7.2 and the provisions of Section 14 hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for (i) any wilful, material breach of a representation or warranty contained herein (except for any representations and warranties that are qualified by their terms as to materiality, which such representations and warranties so qualified shall be true in all respects), (ii) any intentional failure to perform and satisfy in all material respects all of the agreements and covenants to be performed hereunder and under the agreements, documents and instruments contemplated hereby at or prior to the Closing, (iii) any intentional failure to perform and satisfy the conditions contained in this Agreement and the other agreements, documents and instruments contemplated hereby, and (c) any party may proceed as further set forth in Section 10.3 below.

             10.3      Right to Proceed.  If BPFH shall proceed with the transactions contemplated hereby notwithstanding the fact that one or more of the conditions specified in Section 8 hereof have not been satisfied, BPFH shall, by proceeding, be deemed to have waived its rights with respect to any such noncompliance with the conditions specified in Section 8 hereof.  If the Company Parties jointly proceed with the transactions contemplated hereby notwithstanding the fact that one or more of the conditions specified in Section 9 hereof have not been satisfied, the Company Parties shall, by proceeding, be deemed to have waived their rights with respect to any such noncompliance with the conditions specified in Section 9 hereof.

SECTION 11.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

             11.1      Survival of Representations, Warranties and Covenants.  Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to any other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing until the first anniversary of the date of the Closing, except for the representations and warranties made in Sections 3.3, 3.9, 4.1 or 4.3 and, to the extent it relates thereto, Section 3.32, which shall survive until the expiration of the applicable statute of limitations, if any.  The expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration.  All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed.  Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement irrespective of any information obtained by them by any investigation, audit or examination or otherwise.

             11.2      Regulatory Filings.  Each of the Company Parties will cooperate with BPFH to enable BPFH, the Company and Newco to make any and all regulatory filings required by them with respect to any of them or the transactions contemplated hereby (including, by way of example and not of limitation, the filing of tax returns).

SECTION 12.  INDEMNIFICATION.

             12.1      Indemnification by the Stockholders.

             The Stockholders jointly and severally agree (except with respect to Sections 3.3(b) and 4.1, in which respect each Stockholder severally, and not jointly, agrees) to indemnify and hold BPFH and its subsidiaries and affiliates and persons serving as officers, directors, partners, stockholders or employees thereof (individually a “BPFH Indemnified Party” and collectively the “BPFH Indemnified Parties”) harmless from and against any damages, liabilities, losses (including, without limitation, diminution in value), taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters (as offset by and adjusted for any insurance recoveries received by an Indemnified Party in respect thereof):

             (a)         fraud, intentional misrepresentation or a deliberate or wilful breach by any Company Party of any of their representations, warranties or covenants under this Agreement or any agreement, document or instrument contemplated hereby (other than the Employment Agreements and Non Solicitation Agreements) or in any certificate, schedule or exhibit delivered pursuant hereto or thereto;

             (b)        any breach of any representation, warranty or covenant of any Company Party under this Agreement or under any agreement, document or instrument contemplated hereby (other than the Employment Agreements and Non Solicitation Agreements), or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach; and

             (c)         the activities, conduct, business or operation of the Company prior to the Closing, or arising out of facts, events or circumstances regarding the Company existing prior to the Closing.

             12.2      Limitations on Indemnification by the Company Parties.  Notwithstanding the foregoing, the right of BPFH Indemnified Parties to indemnification under Section 12.1 shall be subject to the following provisions:

             (a)         No indemnification shall be payable pursuant to Section 12.1(b) or 12.1(c) above to any BPFH Indemnified Party, unless the total of all claims for indemnification pursuant to Section 12.1 shall exceed $50,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

             (b)        No indemnification shall be payable to a BPFH Indemnified Party by a Stockholder with respect to claims asserted pursuant to Section 12.1(b) or 12.1(c) (exclusive of any claims for indemnification for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or tax related matters (whether or not the representation which is breached specifically relates to Taxes) or any claims for indemnification related to the representations and warranties set forth in Sections 3.3, 4.1 or 4.3 and to the extent it relates thereto Section 3.32) to the extent the cumulative amount of all losses for which the BPFH Indemnified Parties have been indemnified pursuant to this Article XII exceeds each such Stockholder’s Escrow Shares.  For purposes of determining the value of the shares of BPFH Common Stock used to satisfy an obligation hereunder under this Section 12, the closing price of the BPFH Common Stock on the Closing Date shall be used;

             (c)         Notwithstanding anything set forth in Section 12.1 hereof, no Stockholder shall be obligated to indemnify the BPFH Indemnified Parties to the extent the cumulative amount of all losses for which the BPFH Indemnified Parties have been indemnified by such Stockholder pursuant to this Article XII is equal to or greater than an amount equal to (i) the number of BPFH Common Shares received by such Stockholder in the Merger multiplied by (ii) the closing price of the BPFH Common Stock on the Closing Date; and

             (d)        No indemnification shall be payable to a BPFH Indemnified Party with respect to claims asserted pursuant to Section 12.1(b) or 12.1(c) (exclusive of any claims for indemnification for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or tax related matters (whether or not the representation which is breached specifically relates to Taxes) (which such claims may not be made after the expiration of the applicable statute of limitations relating to such Taxes) or any claims for indemnification related to the representations and warranties set forth in Sections 3.3, 4.1 or 4.3 and to the extent it relates thereto Section 3.32) after the first anniversary of the date of the Closing (the “Indemnification Cut-Off Date”); provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 12.5 hereof prior to the Indemnification Cut-Off Date.

             12.3      Indemnification by BPFH.  BPFH agrees to indemnify and hold the Company Parties harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by the Company Parties arising out of or based upon any breach of any representation, warranty or covenant made by BPFH in this Agreement or in any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

             12.4      Limitation on Indemnification by BPFH.  Notwithstanding the foregoing, the rights of the Company Parties to indemnification under Section 12.3 shall be subject to the following provisions:

             (a)         No indemnification pursuant to Section 12.3 shall be payable to the Company Parties, unless the total of all claims for indemnification pursuant to Section 12.3 shall exceed $50,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and

             (b)        No indemnification shall be payable to the Company Parties with respect to claims asserted pursuant to Section 12.3 above after the Indemnification Cut-Off Date; provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 12.5 hereof prior to the Indemnification Cut-Off Date.

             12.5      Notice; Defense of Claims.  An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder, provided that if the party seeking indemnification is a BPFH Indemnified Party it shall, at its option, either (a) provide notice of such claim to all Company Parties contemporaneously or (b) provide notice of such claim to the Company Party or Company Parties from whom it elects to seek indemnification, acknowledge that it has not provided notice to all Company Parties and acknowledge that the Company Party or Company Parties receiving such notice may elect to provide notice to all Company Parties.  If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice.  Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party.  Within twenty (20) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense.  If the indemnifying party fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.  The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense.  The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised in writing by its counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party.  If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment.  If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

             12.6      Escrow Shares.  At the Effective Time or as soon thereafter as practicable, the Escrow Shares shall be deposited in escrow with the Escrow Agent by BPFH as provided in Section 1.4 hereof as a mechanism to satisfy potential claims for indemnification by BPFH under Section 12.1 of this Article XII.  Except for any claims for indemnification for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or tax related matters (whether or not the representation which is breached specifically relates to Taxes) or any claims for indemnification related to the representations and warranties set forth in Sections 3.3, 4.1 or 4.3 and to the extent it relates thereto Section 3.32, any liability of the Stockholders for indemnification under Section 12.1(b) or (c), subject to the limitations described in Section 12.2(a) hereof, shall be satisfied exclusively from the Escrow Shares.  Any claims for indemnification against the Stockholders for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or tax related matters (whether or not the representation which is breached specifically relates to Taxes) or any claims for indemnification related to the representations and warranties set forth in Sections 3.3, 4.1 or 4.3 and to the extent it relates thereto Section 3.32 or pursuant to Section 12.1(a) hereof shall be satisfied first out of the Escrow Shares and then, to the extent such claim exceeds the Escrow Shares then available, by the Stockholders personally.

SECTION 13.  DEFINITIONS.

             13.1      Definitions .  For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 13.1:

             “Advisers Act” shall mean the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.

             “Agreement” shall have the meaning specified in the preamble hereof.

             “Base Balance Sheet” shall have the meaning specified in Section 3.8(a)(i) hereof.

             “Base Fees” shall have the meaning specified in Section 8.3(i) hereof.

             “BPFH” shall mean Boston Private Financial Holdings, Inc., a Massachusetts corporation, or any of its permitted assigns hereunder.

             “BPFH Affiliate Agreement” shall have the meaning specified in Section 7.4 hereof.

             “BPFH Average Price Per Share” shall have the meaning specified in Section 1.1(g)(vi) hereof.

             “BPFH Common Stock” shall have the meaning specified in Section 1.1(g)(i) hereof.

             “BPFH Common Shares” shall have the meaning specified in Section 1.1(g)(i) hereof.

             “BPFH Indemnified Party” shall have the meaning specified in Section 12.1 hereof.

             “BPFH Merger Stock” shall have the meaning specified in Section 1.1(g)(vi) hereof.

             “BPFH Option” shall have the meaning specified in Section 1.1(g)(ii) hereof.

             “BPFH Warrant” shall have the meaning specified in Section 1.1(g)(iii) hereof.

             “Capital Change” shall have the meaning specified in Section 1.1(g)(v) hereof.

             “Certificate of Incorporation” shall have the meaning specified in Section 3.2 hereof.

             “Claim” shall mean any restriction, lien, claim, charge, security interest, assignment, mortgage, deposit arrangement, pledge or encumbrance of any kind or nature whatsoever.

             “Closing” shall have the meaning specified in Section 2.1 hereof.

             “Closing Date” shall have the meaning specified in Section 2.1 hereof.

             “Closing Date Fees” shall have the meaning specified in Section 8.3(ii) hereof.

             “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor to such code.  For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

             “Commodity Exchange Act” shall mean the Commodity Exchange Act, 7 U.S.C. § 1 et. seq., as the same may be amended from time to time, and any successor to such act.

             “Company” shall mean E.R. Taylor Investments, Inc., a Delaware corporation.

             “Company Affiliate Agreement” shall have the meaning specified in Section 5.19 hereof.

             “Company Certificates” shall have the meaning specified in Section 1.2(a) hereof.

             “Company Common Stock” shall have the meaning specified in the preamble hereof.

             “Company Parties” shall have the meaning specified in the preamble hereof.

             “Company Shares” shall have the meaning specified in Section 4.1 hereof.

             “Consent” shall have the meaning specified in Section 8.3(iii) hereof.

             “Constituent Corporation” shall have the meaning specified in Section 1.1(a) hereof.

             “Delaware Law” shall mean the Delaware General Corporation Law 8 Del. C. § 101 et seq., as the same may be amended from time to time, and any successor to such act.

             “Dissenting Shares” shall have the meaning specified in Section 1.1(g)(iv) hereof.

             “Effective Time” shall have the meaning specified in Section 1.1(c) hereof.

             “Employee Program” shall have the meaning specified in Section 3.24(f)(i) hereof.

             “Employment Agreement” shall have the meaning specified in Section 8.6 hereof.

             “Employment Arrangement” shall have the meaning specified in Section 3.25(c) hereof.

             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any successor to such act.

             “ERISA Affiliate” shall have the meaning specified in Section 3.24(f)(iii) hereof.

             “ERISA Client” shall have the meaning specified in Section 3.7(c) hereof.

             “Escrow Agent” shall have the meaning specified in Section 1.4 hereof.

             “Escrow Agreement” shall have the meaning specified in Section 1.4 hereof.

             “Escrow Period” shall have the meaning specified in Section 1.4 hereof.

             “Escrow Shares” shall have the meaning specified in Section 1.4 hereof.

             “Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

             “Exchange Value” shall have the meaning specified in Section 1.1(g)(vi) hereof.

             “Exhibits” shall mean the exhibits attached to and made a part of this Agreement.

             “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

             “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

             “Indemnification Cut-Off Date” shall have the meaning specified in Section 12.2(b) hereof.

             “Intellectual Property” shall have the meaning set forth in Section 3.14(a) hereof.

             “Investment Company Act” shall mean the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such act.

             “Investment Laws and Regulations” shall have the meaning set forth in Section 3.17 hereof.

             “Investment Management Services” shall mean any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), or (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), and activities related or incidental thereto.

             “IRS” shall mean the Internal Revenue Service.

             “Leased Real Property” shall have the meaning specified in Section 3.6(a) hereof.

             “Licenses” shall have the meaning specified in Section 3.21(b) hereof.

             “Material Adverse Effect” shall mean, with respect to a Person, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such Person.

             “Merger” shall have the meaning specified in the preamble hereof.

             “Merger Consideration” shall have the meaning specified in Section 1.2(a) hereof.

             “Multiemployer Plan” shall have the meaning specified in Section 3.24(f)(iv) hereof.

             “NASD” shall mean the National Association of Securities Dealers, Inc.

             “Newco” shall have the meaning specified in the preamble hereof.

             “Non Solicitation Agreement” shall mean a Non Solicitation/Non Disclosure Agreement substantially in the form attached hereto as Exhibit 8.7.

             “Option” shall have the meaning specified in Section 1.1(g)(ii) hereof.

             “Owned Real Property” shall have the meaning specified in Section 3.6(a) hereof.

             “Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

             “Real Property” shall have the meaning specified in Section 3.6(a) hereof.

             “Registration Rights Agreement” shall have the meaning specified in Section 9.4 hereof.

             “Representatives” shall have the meaning specified in Section 1.5 hereof.

             “Schedules” shall mean the schedules attached to and made a part of this Agreement.

             “SEC” shall mean the Securities and Exchange Commission, or any successor agency thereto.

             “SEC Reports” shall have the meaning specified in Section 6.6 hereof.

             “Securities Act” shall mean the Securities Act of 1933 and any successor to such act.

             “Stock Conversion Number” shall have the meaning specified in Section 1.1(g)(vi) hereof.

             “Stockholder” shall have the meaning specified in the preamble hereof.

             “Surviving Corporation” shall have the meaning specified in Section 1.1(a) hereof.

             “Taxes” shall have the meaning specified in Section 3.9(a) hereof.

             “Tax Returns” shall have the meaning specified in Section 3.9(b) hereof.

             “Warrant” shall have the meaning specified in Section 1.1(g)(iii) hereof.

             “Working Capital” shall mean the Company’s current assets reduced by the Company’s current liabilities, as determined using the accrual based method of accounting in accordance with GAAP, consistently applied.

SECTION 14.  MISCELLANEOUS.

             14.1      Fees and Expenses.  BPFH shall pay its own expenses (including any legal fees and expenses incident to the negotiation and consummation of the transactions contemplated hereby) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby.  Each of the Company Parties shall pay his, her or its own expenses (including any legal fees and expenses incident to the negotiation and consummation of the transactions contemplated hereby) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby.  In addition, the Company shall pay fifty percent (50%) of any filing fees required under the HSR Act, if any.

             14.2      Dispute Resolution .  Except with respect to matters as to which injunctive relief or specific performance is being sought, any dispute arising out of or relating to this Agreement that has not been settled within thirty (30) days by good faith negotiation between the parties to this Agreement shall be submitted to JAMS/Endispute for final and binding arbitration pursuant to JAMS/Endispute’s Arbitration Rules. Any such arbitration shall be conducted in Boston, Massachusetts.  Such proceedings shall be guided by the following agreed upon procedures:

             (a)         mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

             (b)        no other discovery;

             (c)         hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

             (d)        decision to be rendered not more than ten (10) days following such hearings.

             14.3      Waivers .  Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

             14.4      Governing Law.  This Agreement shall be construed under and governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

             14.5      Notices .  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if sent by a recognized overnight delivery service, upon the next business day, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BPFH:	Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA 02109
Attn: Mr. Timothy L. Vaill
Facsimile No.: (617) 912-4557

with a copy to:	Goodwin, Procter & Hoar LLP
Exchange Place
Boston, MA 02109-2881
Attn: William P. Mayer, Esq.
Charles H. Sturdy, Esq.
Facsimile No.: (617) 523-1231

TO THE COMPANY PARTIES:	c/o E.R. Taylor Investments, Inc.
46 South Main Street
P.O. Box 2090
Concord, NH 03302-2090
Attn: Mr. Sherwood T. Small
Mr. Kenneth DeWitt
Facsimile No.: (603) 226-7200

with a copy to:	Hill & Barlow
One International Place
Boston, Massachusetts 02110
Attn: Andrea M. Teichman, Esq.
Facsimile No.: (617) 428-3500

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

             14.6      Entire Agreement.  This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

             14.7      Assignability ; Binding Effect.  This Agreement or any of the obligations or rights hereunder (i) may not be assigned by BPFH or Newco without the prior written consent of the Company, and (ii) may not be assigned by any of the Company Parties without the prior written consent of BPFH.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

             14.8      Captions and Gender.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

             14.9      Execution in Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed (a) in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) by facsimile.

             14.10    Amendments.   This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by BPFH, the Company and the Representatives, or in the case of a waiver, the party waiving compliance.

             14.11    Publicity and Disclosures.  No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of BPFH and the Company, which consent shall not be unreasonably withheld, except as is otherwise required by applicable laws, rules and regulations (including, without limitation, the HSR Act, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder).

             14.12    Consent to Jurisdiction.  Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the Commonwealth of Massachusetts for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court.  Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 14.5 hereof.  The parties agree that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law and shall affect the right of a party to service legal process or to bring any action or proceeding in the courts of other jurisdictions.

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             IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BPFH:	BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

	By:	/s/ Timothy L. Vaill
	Name:	Timothy L. Vaill
	Title:	Chairman and Chief Executive Officer

COMPANY:	E.R. TAYLOR INVESTMENTS, INC.

	By:	/s/ Sherwood T. Small
	Name	Sherwood T. Small
	Title:	President, Treasurer and Secretary

NEWCO:	BOSTON PRIVATE VALUE INVESTORS, INC.

	By:	/s/ Timothy L. Vaill
	Name:	Timothy L. Vaill
	Title:	President

STOCKHOLDERS:		/s/ Sal H. Alfiero
Sal H. Alfiero

/s/ Frank B. Carr
Frank B. Carr

/s/ Martha E. Cottrill
Martha E. Cottrill

/s/ Salvatore J. Cozzolino
Salvatore J. Cozzolino

                          IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BPFH:	BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
	Name:	Timothy L. Vaill
	Title:	Chairman and Chief Executive Officer

COMPANY:	E.R. TAYLOR INVESTMENTS, INC.

By:
	Name	Sherwood T. Small
	Title:	President, Treasurer and Secretary

NEWCO:	BOSTON PRIVATE VALUE INVESTORS, INC.

By:
	Name:	Timothy L. Vaill
	Title:	President

STOCKHOLDERS:		/s/ Sal H. Alfiero
Sal H. Alfiero

/s/ Frank B. Carr
Frank B. Carr

/s/ Martha E. Cottrill
Martha E. Cottrill
/s/ Salvatore J. Cozzolino
Salvatore J. Cozzolino

/s/ C. Michael Hazard
C. Michael Hazard

/s/ John C.L. Hou
John C.L. Hou

/s/ James Nicholls
James Nicholls

/s/ Richard P. Simmons
Richard P. Simmons

/s/ Frederick T. Small
Frederick T. Small

/s/ Lucy H. Small
Lucy H. Small

/s/ Mary H. Small
Mary H. Small

/s/ Sherwood T. Small
Sherwood T. Small

/s/ John S. Tamagni
John S. Tamagni

/s/ Kenneth G. DeWitt
Kenneth G. DeWitt

/s/ Jeffrey D. Lovell
Jeffrey D. Lovell

/s/ Donald H. Putnam
Donald H. Putnam

/s/ Mary Pat Thornton
Mary Pat Thornton